As filed with the Securities and Exchange Commission on September 2, 2020

File No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

QUANTA, INC.

Nevada	7373	81-2749032
(State or jurisdiction of Incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification No.)

3606 W. Magnolia Blvd.,

Burbank, CA 91505

(818) 659-8052

(Address, including zip code, and telephone number, including area code,

of registrant’s principle executive offices)

(Name, address, including zip code, and telephone number, including area code,

of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [X]	Smaller reporting company [X]
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

Calculation of Registration Fee

Title of each Class of Securities To be Registered	Amount to be registered(1)	Proposed maximum Offering price per share (2)(3)(4)(5)	Proposed maximum aggregate Offering price	Amount of registration fee
Common Stock, par value $0.001 per share, to be offered by the Registrant	7,500,000	$0.20	1,500,000	$194.70

Total	7,500,000	$0.20	1,500,000	$194.70

(1)	In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457 of the Securities Act.

(3)	Offering price has been arbitrarily determined by the Board of Directors.

(4)	The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o).

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Registration Statement Prospectus Registration Statement Prospectus Prospectus Prospectus Registration Statement Prospectus

PRELIMINARY PROSPECTUS

DATED SEPTEMBER 2, 2020

QUANTA, INC.

7,500,000 Shares of Common Stock

3606 W. Magnolia Blvd.

Burbank, CA 91505

(818) 659-8052

www.buyquanta.com

We are offering (the “Offering”) up to 7,500,000 (the “Maximum Offering”) shares (the “Shares”) of our Common Stock, par value $0.001 per share (the “Common Stock”) on a “best efforts” basis at a fixed offering price of $0.20 per share. The minimum purchase requirement per investor is $1,000 (5,000 shares); however, we can waive the minimum purchase requirement on a case-by-case basis in our sole discretion. See “Securities Being Offered” beginning on page 27.

Investing in our Common Stock involves a high degree of risk. These are speculative securities. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” starting on page 3 for a discussion of certain risks that you should consider in connection with an investment in our Common Stock.

Our Common Stock currently trades on the OTC Market’s Pinks under the symbol “QNTA” and the closing price of our common stock on August 25, 2020 was $0.125. Our common stock currently trades on a sporadic and limited basis. Our Board of Directors used its business judgment in setting the $0.20 purchase price per share to the Company as consideration for the stock to be issued in this offering. The purchase price per share bears no relationship to our book value or any other measure of our current value or worth.

We expect to commence the sale of the Shares as soon as practicable after the Registration Statement of which this Prospectus is a part (the “Registration Statement”) is declared effective by the United States Securities and Exchange Commission (the “SEC”). The Offering will terminate on the earlier of (i) 365 days after the Registration Statement is declared effective by the SEC, (ii) the date on which the Maximum Offering is sold, or (iii) when the Company elects to terminate the offering for any reason (in each such case, the “Termination Date”).

There is no minimum offering amount that we must sell before we close. We have made no arrangements to place subscription proceeds in escrow, trust or a similar account, which means that we have the right, subject to applicable securities laws, to begin applying “dollar one” of the proceeds from the Offering towards our business strategy, including, without limitation, research and development expenses, offering expenses, working capital and general corporate purposes and other uses, as more specifically set forth in the “Use of Proceeds to Issuer” section of this S-1. We will hold closings, from time to time until the Termination Date, upon the receipt of investors’ subscriptions and acceptance of such subscriptions by the Company. Subscriptions made by investors pursuant to subscription agreements in this Offering are irrevocable.

	Price to Public	Underwriting Discount and Commissions(1)	Proceeds to the Company(2)
Per Share	$0.20	-	$0.20
Maximum Offering(3)	$1,500,000	-	$1,500,000

(1)	The minimum investment amount for each subscription is 5,000 Shares or $1,000. The Offering may be made, in management’s discretion, directly to investors by the management of the Company on a “best efforts” basis. We do not intend to use commissioned sales agents or underwriters; however, we reserve the right to offer the Shares through broker-dealers who are registered with the Financial Industry Regulatory Authority (“FINRA”). We may be required to retain a broker-dealer or register as an issuer-dealer and/or agent under the blue sky laws of certain states in order to make offers to sell our Shares in those states. There can be no guarantee that we will be approved as an issuer-dealer and/or agent in any or all of the states which we determine require such registration. If we do not engage a broker-dealer or register as an issuer-dealer and/or agent in the foregoing states, we will not offer and sell the Shares in such states.

(2)	The amounts shown are before deducting offering costs to us, which include legal, accounting, printing, due diligence, marketing, consulting, selling and other costs incurred in this offering, estimated to be $22,500. No proceeds of the Offering will be provided to other persons, except as set forth herein.

(3)	The Shares are being offered pursuant to The Securities Act of 1933. The Company is following the “Form S-1 Registration Statement” format of disclosure under the Securities Act of 1933. We have the option in our sole discretion to accept less than the minimum investment.

IMPORTANT INFORMATION ABOUT THIS PROSPECTUS

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. Please carefully read the information in this Prospectus and any accompanying Prospectus supplements, which we refer to collectively as the “S-1.” This S-1 contains all of the representations by us concerning this Offering, and no person shall make different or broader statements than those contained herein. You should rely only on the information contained in the S-1. We have not authorized anyone to provide you with any information other than the information contained in this S-1. The information contained in this S-1 is accurate only as of its date or as of the respective dates of any documents or other information incorporated herein by reference, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this S-1 nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this S-1. This S-1 will be updated and made available for delivery to the extent required by the federal securities laws.

This Prospectus is part of the Registration Statement that we filed with the SEC using a continuous offering process. Periodically, we may provide a Prospectus supplement that would add, update or change information contained in this S-1. Any statement that we make in this S-1 will be modified or superseded by any inconsistent statement made by us in a subsequent Prospectus supplement. The Registration Statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this S-1. You should read this S-1 and the related exhibits filed with the SEC and any Prospectus supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. The Registration Statement and all supplements and reports that we have filed or will file in the future can be read at the SEC website, www.sec.gov.

Unless otherwise indicated, data contained in this S-1 concerning the business of the Company is based on information from various public sources. Although we believe that such data is generally reliable, such information is inherently imprecise, and our estimates and expectations based on this data involve a number of assumptions and limitations. As a result, you are cautioned not to give undue weight to such data, estimates or expectations.

In this S-1, unless the context indicates otherwise, references to the “Company,” “we,” “our,” and “us” refer to the activities of and the assets and liabilities of the business and operations of Quanta, Inc., a Nevada corporation.

(i)

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This S-1 includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” All statements other than statements of historical facts contained in this S-1 may be forward-looking statements. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “continues,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” “would” or “should” or, in each case, their negative or other variations or comparable terminology. They appear in a number of places throughout this S-1, and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, future acquisitions and the industry in which we operate.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We believe that these risks and uncertainties include, but are not limited to, those described in the “Risk Factors” section of this S-1. Those factors should not be construed as exhaustive and should be read with the other cautionary statements in this S-1.

Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and industry developments may differ materially from statements made in or suggested by the forward-looking statements contained in this S-1. The matters summarized under “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Business” and elsewhere in this S-1 constitute forward-looking statements and our actual results may differ significantly from those contained in our forward-looking statements. In addition, even if our results of operations, financial condition and liquidity, and industry developments are consistent with the forward-looking statements contained in this S-1, those results or developments may not be indicative of results or developments in subsequent periods.

In light of these risks and uncertainties, we caution you not to place undue reliance on these forward-looking statements. Any forward-looking statement that we make in this S-1 speaks only as of the date of such statement, and we undertake no obligation to update any forward-looking statement or to publicly announce the results of any revision to any of those statements to reflect future events or developments, except as required by applicable law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should only be viewed as historical data.

(ii)

SUMMARY

This summary highlights selected information contained elsewhere in this S-1. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our Common Stock. You should carefully read the entire S-1, including the risks associated with an investment in the Company discussed in the “Risk Factors” section of this S-1, before making an investment decision. Some of the statements in this S-1 are forward-looking statements. See the section entitled “Cautionary Note Regarding Forward-Looking Statements” above.

Business Overview

We are an applied science company founded in 2016, focusing on increasing energy levels in plant matter to increase performance within the human body. Our proprietary technology uses quantum mechanics to increase bio-activity of targeted molecules to enhance the desired effects. We specialize in potentiating rare naturally occurring elements to create impactful and sustainable healing solutions that we believe will one day be as powerful and predictable as pharmaceutical drugs. We offer our technology as a platform, making it accessible to existing high-quality product makers with existing distribution channels, as well as consumer products. Our mission is to power as many impactful, high-performing and wholly organic solutions as possible through product lines and a series of licensing and distribution partnerships.

Company Information

Our principal executive offices and mailing address is Quanta, Inc., 3606 W. Magnolia Blvd., Burbank, CA 91505, and our telephone number is (818) 659-8052. Our website address is www.buyquanta.com. The information contained therein or accessible thereby shall not be deemed to be incorporated into this Prospectus.

An investment in our securities involves a high degree of risk. Our business and our ability to execute our business strategy are subject to a number of risks as more fully described in the section titled “Risk Factors” beginning on page 3. These risks include, among others:

●	We have incurred operating losses since we began operations and may not be profitable in the future. We will require additional financing to support our on-going operations;

●	The Company’s independent registered public accounting firm, in their report on the Company’s December 31, 2019 audited financial statements, raised substantial doubt about the Company’s ability to continue as a going concern;

●	We will likely incur significant costs and obligations in relation to our on-going and anticipated business operations;

●	We are reliant on key employees in the management of our business and loss of their services could materially adversely affect our business;

●	Our business is heavily regulated which could have a material adverse effect on our results of operations and financial condition;

●	We have identified material weaknesses in our internal control over financial reporting that, if not properly remediated, could result in material misstatements in our financial statements in future periods;

●	Our directors and officers control a large portion of our Common Stock and other voting securities;

●	Because our common stock is deemed a low-priced “Penny” stock, an investment in our common stock should be considered high risk and subject to marketability restrictions;

●	Our stock price may be volatile and you may not be able to sell your shares for more than what you paid; and

●	The other factors described in “Risk Factors.”

1

THE OFFERING

Issuer:	Quanta, Inc., a Nevada corporation.

Shares Offered:	A maximum of 7,500,000 Shares of our Common Stock at an offering price of $0.20 per Share.

Number of shares of Common Stock Outstanding before the Offering:	57,947,047 shares of Common Stock.

Number of shares of Common Stock to be Outstanding after the Offering:	65,447,047 shares of Common Stock if the Maximum Offering is sold.

Price per Share:	$0.20

Maximum Offering:	7,500,000 Shares of our Common Stock, at an offering price of $0.20 per Share, for total gross proceeds of $1,500,000.

Minimum Purchase:	$1,000 (5,000 Shares) although we reserve the right to accept subscriptions for lesser amounts
Voting Rights:	Common Stock – one vote per share Series A Preferred Stock – as a class has voting power equal to 51% of the total votes of the Common and Preferred Stock that is outstanding

Use of Proceeds:	If we sell all of the 7,500,000 Shares being offered, our net proceeds (after estimated Offering expenses) will be approximately $1,478,500. We will use these net proceeds for research and development expenses, offering expenses, working capital and general corporate purposes, and such other purposes described in the “Use of Proceeds to Issuer” section of this S-1.

Risk Factors:	Investing in our Common Stock involves a high degree of risk. See “Risk Factors” starting on page 3.

Dividends:	The Company has not declared or paid a cash dividend to stockholders since it was organized and does not intend to pay dividends in the foreseeable future. The Board of Directors presently intends to retain any earnings to finance our operations and does not expect to authorize cash dividends in the foreseeable future. Any payment of cash dividends in the future will depend upon the Company’s earnings, capital requirements and other factors

OTC Markets trading symbol:	Our common stock is quoted on the OTC under the symbol “QNTA.”

2

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this S-1, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the price of our shares of Common Stock could decline and you may lose all or part of your investment. See “Cautionary Note Regarding Forward-Looking Statements” above for a discussion of forward-looking statements and the significance of such statements in the context of this S-1.

Risks Related to our Business

We will require additional financing to support our on-going operations.

We will require equity and/or debt financing to support on-going operations, to undertake capital expenditures or to undertake acquisitions or other business combination transactions. A number of factors could cause us to incur higher borrowing costs and experience greater difficulty accessing public and private markets for debt. These factors include disruptions or declines in the global capital markets and/or a decline in our financial performance, outlook, or credit ratings. There can be no assurance that additional financing will be available to us when needed or on terms which are acceptable. Our inability to raise financing to fund on-going operations, capital expenditures or acquisitions may adversely affect our ability to fund our operations, meet contractual commitments, make future investments or desirable acquisitions, or respond to competitive challenges and may have a material adverse effect upon our business, results of operations, financial condition or prospects.

If additional funds are raised through further issuances of equity or convertible debt securities, existing shareholders could suffer significant dilution, and any new equity securities issued could have rights, preferences and privileges superior to those of holders of Common Stock. Any debt financing secured in the future could involve restrictive covenants relating to capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions.

There is substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

We have yet to establish any history of profitable operations. For the six months ended June 30, 2020, the Company incurred a net loss of $3,225,000 and used cash in operating activities of $1,344,000, and at June 30, 2020, the Company had a stockholders’ deficit of $814,000. These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year of the date that the financial statements are issued. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. In addition, the Company’s independent registered public accounting firm, in their report on the Company’s December 31, 2019 audited financial statements, raised substantial doubt about the Company’s ability to continue as a going concern. This going concern opinion could materially limit our ability to raise additional funds through the issuance of new debt or equity securities and future reports on our financial statements may also include an explanatory paragraph with respect to our ability to continue as a going concern.

At June 30, 2020, the Company had cash on hand in the amount of $30,000. Subsequent to June 30, 2020, the Company received $250,000 from the issuance of five notes payable. Management estimates that the current funds on hand will be sufficient to continue operations through the next six months. The Company’s ability to continue as a going concern is dependent upon improving its profitability and the continuing financial support from its shareholders. Management believes the existing shareholders or external financing will provide the additional cash to meet the Company’s obligations as they become due. No assurance can be given that any future financing, if needed, will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company is able to obtain additional financing, if needed, it may contain undue restrictions on its operations, in the case of debt financing, or cause substantial dilution for its stockholders, in the case of equity financing.

3

We have identified material weaknesses in our disclosure controls and procedures and internal control over financial reporting.

Maintaining effective internal control over financial reporting and effective disclosure controls and procedures are necessary for us to produce reliable financial statements. We have evaluated our internal control over financial reporting and our disclosure controls and procedures and concluded that they were not effective as of December 31, 2019. See “Item 9A – Controls and Procedures” of our Annual Report on Form 10-K/A for the year ended December 31, 2019 filed with the Securities and Exchange Commission on April 9, 2019.

A material weakness is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses we identified are (i) We do not have written documentation of our internal control policies and procedures, including written policies and procedures to ensure the correct application of accounting and financial reporting with respect to the current requirements of U.S. GAAP and SEC disclosure requirements; and (ii) The Company did not maintain effective policies to ensure adequate segregation of duties within its accounting processes. Specifically, due to the size of the Company and the smaller nature of department teams, opportunities are limited to segregate duties, resulting in inabilities to soundly manage segregation of job responsibilities.

The Company is committed to remediating its material weaknesses as promptly as possible. Implementation of the Company’s remediation plans has commenced and is being overseen by the board. However, there can be no assurance as to when these material weaknesses will be remediated or that additional material weaknesses will not arise in the future. Even effective internal control can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements. Any failure to remediate the material weaknesses, or the development of new material weaknesses in our internal control over financial reporting, could result in material misstatements in our financial statements, which in turn could have a material adverse effect on our financial condition and the trading price of our common stock and we could fail to meet our financial reporting obligations. We have identified weaknesses in our internal controls, and we cannot provide assurances that these weaknesses will be effectively remediated or that additional material weaknesses will not occur in the future.

If not remediated, our failure to establish and maintain effective disclosure controls and procedures and internal control over financial reporting could result in material misstatements in our financial statements and a failure to meet our reporting and financial obligations, each of which could have a material adverse effect on our financial condition and the trading price of our common stock.

The recent global coronavirus outbreak could harm our business and results of operations.

The adverse public health developments and economic effects of the COVID-19 outbreak in the United States could adversely affect the Company’s operations as a result of quarantines, facility closures and logistics restrictions in connection with the outbreak. More broadly, the outbreak could potentially lead to an economic downturn, which would likely decrease spending, adversely affecting our business, results of operations and financial condition. The Company cannot accurately predict the effect the COVID-19 outbreak will have on the Company.

We may experience difficulties in generating profits.

We may experience difficulties in our development process, such as capacity constraints, quality control problems or other disruptions, which would make it more difficult to generate profits. Our failure to achieve a low-cost structure through economies of scale or improvements in manufacturing processes and design could have a material adverse effect on our business, prospects, results of operations and financial condition.

We will likely incur significant costs and obligations in relation to our ongoing and anticipated business operations.

We expect to incur significant ongoing costs and obligations related to our investment in infrastructure and growth and for regulatory compliance, which could have a material adverse impact on our results of operations, financial condition and cash flows. In addition, future changes in regulations, more vigorous enforcement thereof or other unanticipated events could require extensive changes to our operations, increased compliance costs or give rise to material liabilities, which could have a material adverse effect on the business, results of operations and financial condition of the company.

4

We are reliant on key employees in the management of our business and loss of their services could materially adversely affect our business.

Our success is dependent upon the ability, expertise, judgment, discretion and good faith of our senior management. While employment agreements or management agreements are customarily used as a primary method of retaining the services of key employees, these agreements cannot assure the continued services of such employees. Any loss of the services of such individuals could have a material adverse effect on our business, operating results, financial condition or prospects.

Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act and rules implemented by the SEC required changes in corporate governance practices of public companies. As a public company, these rules and regulations increase our compliance costs and make certain activities more time consuming and costly. As a public company, these rules and regulations also make it more difficult and expensive for us to obtain director and officer liability insurance and we may at times be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. Thus, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers, and to maintain insurance at reasonable rates, or at all.

Our business is heavily regulated which could have a material adverse effect on our results of operations and financial condition.

The business and activities of the company are heavily regulated in all jurisdictions where it carries on business. Our operations are subject to various laws, regulations and guidelines by governmental authorities, relating to the manufacture, marketing, management, transportation, storage, sale, pricing and disposal of marijuana and cannabis oil, and also including laws and regulations relating to health and safety, insurance coverage, the conduct of operations and the protection of the environment. Laws and regulations, applied generally, grant government agencies and self-regulatory bodies broad administrative discretion over the activities of the company, including the power to limit or restrict business activities as well as impose additional disclosure requirements on our products and services. Achievement of our business objectives is contingent, in part, upon compliance with regulatory requirements enacted by governmental authorities and obtaining all regulatory approvals, where necessary, for the sale of our products. Similarly, we cannot predict the time required to secure all appropriate regulatory approvals for its products, or the extent of testing and documentation that may be required by governmental authorities. Any delays in obtaining, or failure to obtain regulatory approvals would significantly delay the development of markets and products and could have a material adverse effect on the business, results of operations and financial condition of the company.

We will incur ongoing costs and obligations related to regulatory compliance. Failure to comply with regulations may lead to possible sanctions including the revocation or imposition of additional conditions on licenses to operate our business, the suspension or expulsion from a particular market or jurisdiction or of our key personnel, and the imposition of fines and censures. In addition, changes in regulations, more vigorous enforcement thereof or other unanticipated events could require extensive changes to our operations, increased compliance costs or give rise to material liabilities, which could have a material adverse effect on the business, results of operations and financial condition of the company.

Our industry is subject to intense competition.

There is potential that we will face intense competition from other companies, some of which can be expected to have longer operating histories and more financial resources and experience than the company. Increased competition by larger and better-financed competitors could materially and adversely affect the business, financial condition, results of operations or prospects of the company. If we are unable to compete effectively, it could decrease our customer traffic, sales and profit margins, which could adversely affect our business, financial condition, and results of operations.

5

Because of the early stage of the industry in which we operate, we expect to face additional competition from new entrants. To become and remain competitive, we will require research and development, marketing, sales and support. We may not have sufficient resources to maintain research and development, marketing, sales and support efforts on a competitive basis which could materially and adversely affect the business, financial condition, results of operations or prospects of the company.

We have a limited operating history.

The Company and its subsidiaries have varying and limited operating histories, which can make it difficult for investors to evaluate our operations and prospects and may increase the risks associated with investment into the company.

We are reliant on key inputs and changes in their costs could negatively impact our profitability.

The manufacturing business is dependent on a number of key inputs and their related costs including raw materials and supplies related to product development and manufacturing operations. Any significant interruption or negative change in the availability or economics of the supply chain for key inputs could materially impact the business, financial condition, results of operations or prospects of the company. Some of these inputs may only be available from a single supplier or a limited group of suppliers. If a sole source supplier was to go out of business, the company might be unable to find a replacement for such source in a timely manner or at all. If a sole source supplier were to be acquired by a competitor, that competitor may elect not to sell to the company in the future. Any inability to secure required supplies and services or to do so on appropriate terms could have a materially adverse impact on the business, financial condition, results of operations or prospects of the company.

We are subject to environmental regulations.

Our operations are subject to environmental regulations in the various jurisdictions in which we operate. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. There is no assurance that future changes in environmental regulations, if any, will not adversely affect our operations.

Failure to comply with applicable environmental laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. We may be required to compensate those suffering loss or damage due to our operations and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

The market for our products is difficult to forecast and our forecasts may not be accurate which could negatively impact our results of operations.

We must rely largely on our own market research to forecast sales as detailed forecasts are not generally obtainable from other sources at this early stage of the industry. A failure in the demand for our products to materialize as a result of competition, technological change or other factors could have a material adverse effect on the business, results of operations, financial condition or prospects of the company.

We are subject to certain risks regarding the management of our growth.

We may be subject to growth-related risks including capacity constraints and pressure on our internal systems and controls. The ability of the company to manage growth effectively will require it to continue to implement and improve its operational and financial systems and to expand, train and manage its employee base. The inability of the company to deal with this growth may have a material adverse effect on our business, financial condition, results of operations or prospects.

6

We are subject to product liability regarding our products, which could result in costly litigation and settlements.

As a distributor of products designed to be ingested by humans, the company faces an inherent risk of exposure to product liability claims, regulatory action and litigation if its products are alleged to have caused significant loss or injury. In addition, the sale of our products involves the risk of injury to consumers due to tampering by unauthorized third parties or product contamination. Previously unknown adverse reactions resulting from human consumption of our products alone or in combination with other medications or substances could occur. We may be subject to various product liability claims, including, among others, that our products caused injury or illness, include inadequate instructions for use or include inadequate warnings concerning possible side effects or interactions with other substances.

A product liability claim or regulatory action against the company could result in increased costs, could adversely affect our reputation with our clients and consumers generally, and could have a material adverse effect on our results of operations and financial condition of the company. Although we have secured product liability insurance, and strictly enforce a quality standard within the operations, there can be no assurances that we will be able to maintain our product liability insurance on acceptable terms or with adequate coverage against potential liabilities. This scenario could prevent or inhibit the commercialization of our potential products. To date, there have been no product related issues.

We may have uninsured or uninsurable risk.

We may be subject to liability for risks against which we cannot insure or against which we may elect not to insure due to the high cost of insurance premiums or other factors. The payment of any such liabilities would reduce the funds available for our normal business activities. Payment of liabilities for which the company does not carry insurance may have a material adverse effect on our financial position and operations.

Certain remedies shareholders may seek against our officers and directors may be limited and such officers and directors may be entitled to indemnification by the company.

Our governing documents provide that the liability of our board of directors and officers is eliminated to the fullest extent allowed under the laws of the State of Nevada. Thus, the company and the shareholders of the company may be prevented from recovering damages for alleged errors or omissions made by the members of our board of directors and officers. Our governing documents also provide that the company will, to the fullest extent permitted by law, indemnify members of our board of directors and officers for certain liabilities incurred by them by virtue of their acts on behalf of the company.

7

Breaches in our security, cyber-attacks or other cyber-risks could expose us to significant liability and cause our business and reputation to suffer.

Our operations involve transmission and processing of our customers’ confidential, proprietary and sensitive information. We have legal and contractual obligations to protect the confidentiality and appropriate use of customer data. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks as a result of third-party action, employee error or misconduct. Security risks, including, but not limited to, unauthorized use or disclosure of customer data, theft of proprietary information, loss or corruption of customer data and computer hacking attacks or other cyber-attacks, could expose us to substantial litigation expenses and damages, indemnity and other contractual obligations, government fines and penalties, mitigation expenses and other liabilities. We are continuously working to improve our information technology systems, together with creating security boundaries around our critical and sensitive assets. We provide advance security awareness training to our employees and contractors that focuses on various aspects of the cyber security world. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until successfully launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. If an actual or perceived breach of our security occurs, the market perception of the effectiveness of our security measures and our products could be harmed, we could lose potential sales and existing customers, our ability to operate our business could be impaired, and we may incur significant liabilities.

Risks related to this Offering and the Ownership of our Common Stock

For the foreseeable future, Eric Rice or his affiliates will be able to control the selection of all members of our board of directors, as well as virtually every other matter that requires stockholder approval, which will severely limit the ability of other stockholders to influence corporate matters.

As of the date of this S-1, Eric Rice and his affiliates owned 18,030,032 shares of our Common Stock (approximately 31.7%) and 100% of our Series A preferred stock. Under our certificate of incorporation, holders of Series A preferred stock have, as a class, voting rights equal to 51% of the total votes of all outstanding common and preferred stock entitled to vote. Because of this dual class structure, Eric Rice, his affiliates, his family members and descendants will, for the foreseeable future, have control over our management and affairs, and will be able to control virtually all matters requiring stockholder approval, including the election of directors and significant corporate transactions such as mergers or sales of our company or assets. Moreover, these persons may take actions in their own interests that you or our other stockholders do not view as beneficial. The holders of the outstanding shares of Series A Preferred Stock vote with the holders of the common stock and any outstanding preferred stock without regard to class, except as to those matters on which separate class voting is required by applicable law or our Articles of Incorporation. Accordingly, for any matters with respect to which a majority vote of our Common Stock may be required by law, our directors and officers (and Mr. Rice, in particular) have the ability to control such matters. Because of this voting control, investors may find it difficult or impossible to replace our directors if they disagree with the way our business is being operated.

Because our common stock is deemed a low-priced “Penny” stock, an investment in our common stock should be considered high risk and subject to marketability restrictions.

Since our common stock is a penny stock, as defined in Rule 3a51-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), it will be more difficult for investors to liquidate their investment. The SEC defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. The shares of Common Stock are covered by the penny stock rules pursuant to Rule 15g-9 under the Exchange Act, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the securities of the company that are captured by the penny stock rules. Consequently, the penny stock rules may affect the ability of broker-dealers to trade our securities. Management believes that the penny stock rules could discourage investor interest in and limit the marketability of our Common Stock.

8

Financial Industry Regulatory Authority sales practice requirements may also limit a stockholder’s ability to buy and sell our common stock, which could depress the price of our common stock.

In addition to the “penny stock” rules described above, the U.S. Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require a broker-dealer to have reasonable grounds for believing that an investment is suitable for a customer before recommending an investment to a customer. Prior to recommending speculative, low priced securities to non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives, and other information. Pursuant to the interpretation of these rules, FINRA believes that there is a high probability that speculative, low priced securities will not be suitable for at least some customers. Thus, the FINRA requirements make it more difficult for broker-dealers to recommend our Common Stock to customers which may limit an investor’s ability to buy and sell our Common Stock, have an adverse effect on the market for our Common Stock, and thereby negatively impact the price of our Common Stock.

Our Common Stock is subject to liquidity risks.

Our Common Stock is quoted on the OTC in the United States. The OTC is an over-the-counter market that provides significantly less liquidity than national or regional exchanges. Securities quoted on the OTC are usually thinly traded, highly volatile, have fewer market makers and are not followed by analysts. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC. Prices for securities quoted solely on the OTC may be difficult to obtain and holders of our securities may be unable to resell their securities at or near their original acquisition price, or at any price. We cannot predict at what prices our Common Stock will trade and there can be no assurance that an active trading market will develop or be sustained.

Sales of a substantial number of shares of our common stock in the public market, or the perception that such sales could occur, could cause our stock price to fall.

If our existing stockholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market after the contractual restrictions on resale of such common stock lapse, or after those shares become registered for resale pursuant to an effective registration statement, the trading price of our common stock could decline. The majority of the outstanding shares of our Common Stock are currently without restriction. Upon the effectiveness of any registration statement we could elect to file with respect to any outstanding shares of common stock, any sales of those shares or any perception in the market that such sales may occur could cause the trading price of our common stock to decline.

The shares of our Common Stock we may issue in the future and the options we may issue in the future may have an adverse effect on the market price of our Common Stock and cause dilution to investors.

We may issue shares of Common Stock and warrants to purchase Common Stock pursuant to private offerings and we may issue options to purchase Common Stock to our executive officers pursuant to their employment agreements. The sale, or even the possibility of sale, of shares pursuant to a separate offering or to executive officers could have an adverse effect on the market price of our Common Stock or on our ability to obtain future financing.

Our stock price may be volatile and you may not be able to sell your shares for more than what you paid.

Our stock price may be subject to significant volatility, and you may not be able to sell shares of Common Stock at or above the price you paid for them. The trading price of our Common Stock has been subject to fluctuations in the past and the market price of our Common Stock could continue to fluctuate in the future in response to various factors, including, but not limited to: quarterly variations in operating results; our ability to control costs and improve cash flow; announcements of innovations or new products by us or by our competitors; changes in investor perceptions; and new products or product enhancements by us or our competitors. An investment in our common stock is speculative and there is no assurance that investors will obtain any return on their investment. Investors will be subject to substantial risks involved in an investment in us, including the risk of losing their entire investment.

9

There is no minimum offering.

We do not have a minimum offering requirement, and we may use the proceeds from this Offering immediately following our acceptance of the corresponding subscription agreements. We do not have any track record for self-underwritten offerings, and there can be no assurance we will sell the Maximum Offering or any other amount in this Offering. There is no assurance that we will raise sufficient capital from this Offering to implement our business plan, potentially resulting in greater operating losses unless we are able to raise the required capital from alternative sources. There is no assurance that alternative capital, if needed, would be available on terms acceptable to us, or at all.

Investors may pay less than the then-prevailing market price for our common stock which may reduce the market price for our common stock.

The common stock to be issued to the investors pursuant to this S-1 will be purchased at a fixed price of $0.20 per share. If the then-prevailing market price exceeds such amount, investors have a financial incentive to sell our common stock quickly to realize the profit equal to the difference between the discounted price and the market price. If the investors sell the shares, the price of our common stock could decrease.

We have broad discretion in how we use the proceeds of this Offering, and may not use these proceeds effectively, which could affect our results of operations and cause the price of our Common Stock to decline.

We will have considerable discretion in the application of the net proceeds of this Offering. We intend to use the net proceeds from this Offering to fund our business strategy, including without limitation, new and ongoing research and development expenses, offering expenses, working capital and other general corporate purposes, which may include funding for the hiring of additional personnel. As a result, investors will be relying upon management’s judgment with only limited information about our specific intentions for the use of the balance of the net proceeds of this Offering. We may use the net proceeds for purposes that do not yield a significant return or any return at all for our stockholders. In addition, pending their use, we may invest the net proceeds from this Offering in a manner that does not produce income or that loses value.

We may terminate this Offering at any time.

We reserve the right to terminate this Offering at any time, regardless of the number of shares of Common Stock sold. In the event that we terminate this Offering at any time prior to the sale of all of the shares of Common Stock offered hereby, whatever amount of capital that we have raised at that time will have already been utilized by the Company and no funds will be returned to subscribers.

10

DILUTION

As of the date of this S-1, an aggregate of 57,947,047 shares of our Common Stock are issued and outstanding. If you purchase Shares in this Offering, your ownership interest in our Common Stock may be diluted immediately, to the extent of the difference between the price to the public charged for each Share in this Offering and the net tangible book value per share of our Common Stock after this Offering.

Except as otherwise indicted herein, the number of shares of our common stock to be outstanding after this offering is based on 57,723,500 shares of common stock issued and outstanding as of September 1, 2020, and excludes the following:

●	3,030,000 shares of common stock issuable upon the exercise of outstanding stock options as of that date having a weighted average exercise price of $0.11 per share;
●	11,664,520 shares of common stock issuable upon the conversion of outstanding convertible notes having an exercise price of $0.05 per share to $0.07 per share; and
●	3,500,000 shares of vested restricted common stock to be issued;
●	3,626,635 shares of subscribed common stock to be issued.

Net Tangible Book Value

Our net tangible book value as of June 30, 2020 was $(814,000) or $(0.01) per share based on 56,900,978 outstanding shares of Common Stock as of such date. Net tangible book value per share equals the amount of our total tangible assets, less total liabilities, divided by the total number of shares of our Common Stock outstanding, all as of the date specified. After giving effect to our sale of the maximum Offering amount of $1,477,500 in securities, after deducting approximately $22,500 in estimated offering expenses payable by us, and assuming no other changes since June 30, 2020, our as-adjusted net tangible book value would be approximately $663,500, or $0.01 per share. At an Offering price of $0.20 per share, this represents an immediate dilution in net tangible book value of $0.19 per share to investors of this Offering, as illustrated in the following table:

Assumed Public Offering price per share		$0.20
Net tangible book value per share	$(0.01)
Change in net tangible book value per share attributable to new investors in this offering	$0.02
Adjusted net tangible book value per share after this offering		$0.01
Dilution per share to new investors in the Offering		$0.19

The following table illustrates the per share dilution to new investors discussed above, assuming the sale of, respectively, 100%, 75%, 50% and 25% of the Shares offered for sale in this Offering (after deducting our estimated offering expenses of approximately $22,500):

	100%	75%	50%	25%
Funding Level	$1,477,500	$1,102,500	$727,500	$352,500
Offering Price	$0.20	$0.20	$0.20	$0.20
Pro forma net tangible book value per share of Common Stock before the Offering	$(0.01)	$(0.01)	$(0.01)	$(0.01)
increase per share attributable to investors in this Offering	$0.02	$0.01	$0.01	$0.01
Pro forma net tangible book value per share of Common Stock after the Offering	$0.01	$0.00	$0.00	$(0.01)
Dilution to investors in the Offering	$0.19	$0.20	$0.20	$0.21

11

PLAN OF DISTRIBUTION

Plan of Distribution for Quanta, Inc.’s Public Offering of 7,500,000 Shares of Common Stock

This is a self-underwritten (“best-efforts”) offering. This prospectus is part of a registration statement that permits our officers and directors to sell the shares being offered by the Company directly to the public, with no commission or other remuneration payable to them for any shares they may sell. Presently, we expect that our officers and directors will personally contact existing shareholders, friends, family members and business acquaintances and inform them about the offering. In addition, we may market the offering to institutional investors through our officers and directors. We may also offer our shares of common stock through brokers, dealers or agents, although we have no current plans or arrangements to do so. The company has been contacted by multiple financial institutions, as well as fielded interest from existing shareholders that give the Company assurance as to the marketability of its shares to these identified parties. This offering will terminate on the date which is 365 days from the effective date of this prospectus, although we may close the offering on any date prior if the offering is fully subscribed or upon the vote of our board of directors.

In offering the securities on our behalf, our officers and directors will rely on the safe harbor from broker dealer registration set forth in Rule 3a4-1 under the Exchange Act. The officers and directors will not register as broker-dealers pursuant to Section 15 of the Exchange Act, in reliance upon Rule 3a4-1, which sets forth those conditions under which a person associated with an issuer may participate in the offering of the Issuer’s securities and not be deemed to be a broker-dealer. In that regard, we confirm that:

a.	None of our officers or directors are subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act;

b.	None of our officers or directors will be compensated in connection with their participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in the common stock;

c.	None of our officers or directors is or will be, at the time of his participation in the offering, an associated person of a broker-dealer; and

d.	Our officers and directors meet the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that each (A) primarily perform substantial duties for or on our behalf, other than in connection with transactions in securities, and (B) is not a broker or dealer, or has been an associated person of a broker or dealer, within the preceding 12 months, and (C) has not participated in selling and offering securities for any issuer more than once every 12 months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii) of Rule 3a4-1.

None of our officers or directors, control persons or affiliates intend to purchase any shares in this offering.

Selling Security Holders

No securities are being sold for the account of security holders; all net proceeds of this Offering will go to the Company.

12

USE OF PROCEEDS TO ISSUER

If the Maximum Offering is sold, the maximum gross proceeds from the sale of our Common Stock in this Offering will be $1,500,000. The net proceeds from the total Maximum Offering are expected to be approximately $1,477,500, after the payment of offering costs (including filing fees, and legal, accounting, printing, due diligence, marketing, selling and other costs incurred in the Offering of the Shares). The estimate of the budget for offering costs is an estimate only and the actual offering costs may differ. We expressly reserve the right to change the anticipated use of proceeds if we, in our discretion, deem such change to be necessary or appropriate. We expect from time to time to evaluate the acquisition of businesses, strategic partnership, intellectual property, products and technologies for which a portion of the net proceeds may be used, although we currently are not planning or negotiating any such transactions. The following table represents management’s best current estimate of the uses of the net proceeds received from the sale of Common Stock in this Offering over the course of 12 months following completion of the Offering, assuming the sale of, respectively, 100%, 75%, 50% and 25% of Shares of the Common Stock offered for sale in this Offering, with the balance of the net proceeds reflected in the line item titled “Unallocated Proceeds for General Corporate Purposes.” Management expects to use the unallocated proceeds from the sale of Common Stock in this Offering in approximately the same proportions reflected in the following table for the purposes specified below on a going-forward basis after the first 12 months following completion of the Offering.

	Percentage of Offering Sold
	100%	75%	50%	25%
Cost of Goods	$148,000	110,000	73,000	35,000
Marketing & Distribution	$296,000	220,000	146,000	70,000
Research & Development	$739,000	551,000	364,000	176,000
General & Administrative	$294,500	221,500	144,500	71,500
Unallocated Proceeds for General Corporate Purposes	$-	-	-	-
TOTAL	$1,477,500	$1,102,500	$727,500	$352,500

This expected use of the net proceeds from this Offering represents our intentions based upon our current financial condition, results of operations, business plans and conditions. Our management has significant flexibility and broad discretion in applying the net proceeds received in this Offering. We cannot assure you that our assumptions, expected costs and expenses and estimates will prove to be accurate or that unforeseen events, problems or delays will not occur that would require us to seek additional debt and/or equity funding, which may not be available on favorable terms, or at all. See “Risk Factors” starting on page 3.

The Company intends to use a portion of the proceeds raised in this Offering to fund the compensation payable to its executive officers, as described under “Compensation of Directors and Executive Officers” below. In addition, the Company may use a portion of the proceeds from the sale of Common Stock in this Offering to repay some of the outstanding balance under the Company’s outstanding indebtedness.

We believe that if we raise the Maximum Amount in this Offering, that we will have sufficient capital to finance our operations for at least the next 12 months. However, if we do not sell the Maximum Amount or if our operating and development costs are higher than expected, we will need to obtain additional financing prior to that time. Further, we expect that during or after such 12-month period, we will be required to raise additional funds to finance our operations until such time that we can conduct profitable revenue-generating activities.

13

DESCRIPTION OF BUSINESS

Our Company History

The company was founded in Nevada as Freight Solution, Inc. in 2016.

On June 5, 2018, we underwent a change of control. In connection with the change of control, our board of directors and officers was reconstituted through the resignation of Shane Ludington as Chairman, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer of the Registrant and the appointment of Mr. Eric Rice as Chairman, Chief Executive Officer and Chief Financial Officer and Mr. Jeffrey Doiron as President and Chief Operations Officer.

On June 6, 2018 we formed a wholly-owned subsidiary, Quanta Acquisition Corp. in the state of California, and executed an Agreement of Merger and Plan of Reorganization, with Bioanomaly, Inc., a California corporation, d/b/a Quanta and Quanta Acquisition Corp., a California corporation and our wholly-owned subsidiary. Pursuant to the terms of the Merger Agreement, Quanta Acquisition Corp. merged with and into Quanta in a statutory reverse triangular merger with Quanta surviving as a wholly-owned subsidiary. Following the merger, we adopted our business plan.

On June 6, 2018, we cancelled 15,000,000 shares of common stock acquired through the change in control transaction. As consideration for the merger, we agreed to issue the shareholders of Quanta an aggregate of 21,908,810 shares of our common stock, par value $0.001 per share. Freight Solution shareholders retained 6,500,000 shares of common stock, which represented 23% of our issued and outstanding stock following the merger.

Simultaneously with the merger, we accepted subscriptions for 6,500,000 shares of common stock in a private placement offering at a purchase price of $0.20 per share for an aggregate offering amount of $1,300,000. We also issued two non-affiliated investors warrants to purchase 3,000,000 shares of our common stock at an exercise price of $0.30 per share expiring in four years.

On July 11, 2018 the State of Nevada approved our name change from Freight Solution, Inc. to Quanta, Inc.

Following the consummation of the merger, Quanta shareholders beneficially owned approximately 63% of our issued and outstanding common stock.

Quanta Basics

Quanta is a cutting-edge technology platform whose patented, proprietary technology harnesses advances in quantum biology to increase the potency of active ingredients. Currently, Quanta supports product formulations in pain management, anti-inflammation, skincare, agriculture, nutritional supplements, and plant-based consumables. Ultimately, Quanta’s mission is to deliver better, more effective ingredients to elevate product efficacy, reduce waste and facilitate healthier, more sustainable consumption.

The established resonance theory behind Quanta’s polarization process has many potential applications. From potentiating bio-ingredients to produce more-effective carbon-trapping plants to transformative anti-aging solutions Quanta’s technology has the opportunity to upend how commercial products are made and the benefits from them. Already we see multi-trillion-dollar global industries benefiting from Quanta’s technology.

Our proof of concept, Quanta’s market-leading CBD pain-relief rub (“Muscle Rub”), is only the first in a series of paradigm shift products to emerge from our labs. At the heart of its well-documented effectiveness is our proprietary “polarization” process, which uses electromagnetic force to markedly enhance bioactivity at the molecular level—a polarized active ingredient is more soluble and creates stronger bonds with the body’s receptors. This allows us to enhance ingredients so they work faster and more powerfully without the use of chemical by-products or cellular penetration. Quanta believes this natural solution has nearly limitless applications in the world of plant-based consumer products.

Quanta is involved in ambitious projects that we believe will reshape the next wave of climate science, sustainability, nutrition, and more. Having harnessed the technology of the future, Quanta is dedicated to bringing tomorrow’s health and wellness solutions to the billions in need today.

14

Proof of Concept

Creating, producing and selling consumer products was never our primary focus; Quanta’s Muscle Rub was simply a means to an end - proof of concept and a revenue driver in a small emerging market as our business model took shape. Fundamentally, Quanta can be a licensing concern designed to collaborate with large brands to improve product quality and the profit margins of existing and new products. But the market needed proof and we chose to start in the under-developed category of CBD because of its speed to market.

Understandably, we met the same initial hurdles every start-up encounters. In addition to simply explaining quantum mechanics, we had no track record of success from a business standpoint. The immediate goal was to prove our model was defensible. Hence, we chose CBD as a launch category. This market provided protection from industry titans that may have felt threatened by such a powerful technology while allowing us to drive profits during R&D.

Over the last two years, we have developed and sold products largely to the medical industry, along with some consumer retail. This effort was designed to drive revenue and to prove the concept of our model: that polarizing a single ingredient can produce a demonstrably superior product that consumers find safe and effective (establish consumer appetite).

Discovery Synopsys

Using our product development process and business-to-business and direct-to-consumer sales approaches as a benchmark for future business, we developed the Quanta business model. Our technology’s unique ability to strengthen ingredients renders them more potent without added chemicals or penetrating cells means Quanta is in a first-of-its-kind position in the market. As the world’s first company focused on Quantum Biology we sit in a strong, but unique position in the market.

Our ability to increase ingredient efficacy by up to 500% means we are in a rare position to truly disrupt many areas of material science.

Quanta’s technology renders products superior to any on the market today. A 30% re-purchase rate (on one SKU alone) illustrates consumer appetite for the product.

Upcoming products and ventures will be designed to achieve or surpass this level of consumer benefit and uptake.

Quanta Business Model in 3 P’s: Potentiation, Partners, and Profits

After two years we believe the best possible model for the long-term success of the company is collaborating with best-in-class partners through joint ventures for new verticals, products, and research. These joint ventures may involve a jointly owned special purpose entity or they may be entirely based on contractual obligations.

Our mission has never been to create the best novel products on the planet. Our mission has always been to revolutionize the way formulations are developed and how products perform. We seek to work with the best product makers in the world to positively impact as many industries as possible.

The unique ability to increase the ingredient and product performance opens the doors for major opportunities. Higher performing ingredients mean less is needed to make a strong impact (increased margins, increase overall efficacy). We proved this with our Muscle Rub, which uses approximately 1/3 the CBD of competing products with demonstrably improved results.

15

The level of potentiation delivered by Quanta allows our partners the unique ability to provide higher-performing products, lower material costs, more competitive pricing and increased profit margins. In short, our partners will be able to make better performing, more affordable products with a higher repeat purchase. This is true disruption and consumer utopia.

We aim to work with groups that specialize in manufacturing, marketing, selling and distributing existing product lines that utilize ingredients we can potentiate. Partners like this facilitate efficient market delivery of joint innovations.

We believe this strategy provides greater shareholder value, enhances revenue potential, defrays upfront expenses and affords us the ability to raise capital for new projects without massive dilution.

Ultimately, these ventures would result in licensing out our technology to other reputable brands and companies to create co-branded products whereas the term “Powered by Quanta” becomes as recognized as “Intel Inside.”

We believe this type of partnership will afford a company Quanta partners with:

●	Development of emerging products with cutting edge ingredients.

●	A product line with a true point of differentiation.

●	New SKUs with an increased margin.

●	Decreased cost of goods sold.

Simultaneously these partnerships will allow Quanta:

●	Greater brand recognition.

●	Increased revenue and in turn profitability.

●	Quicker timeline to more licensing opportunities because of a track record of success.

●	Brand to become synonymous with improving the performance of ingredients within products.

Manufacturing Partnerships

Quanta is currently focused on partnering with large-scale manufacturers and distributors able to produce products that meet the requirements of applicable regulations IE: Good Manufacturing Practices to fulfill orders of our own product line. This type of partnership is crucial because it will afford:

●	New product development that meets certification requirements

●	Much larger production scale

●	Speed to market

●	Increased distribution and profitability

With our licensing capabilities, Quanta technology can render better, more efficacious products that cost less to create but command a higher purchase value because of polarized ingredients. This, in turn, allows companies to diversify their catalog of products while simultaneously providing them with a distinguished advantage. More efficacious ingredients.

Employees

As of the date of this S-1, Quanta has 21 full time and 2 part time employees. We believe we enjoy good employee relations. None of our employees are members of any labor union, and we are not a party to any collective bargaining agreement.

16

Government Regulation

We believe we are in compliance with applicable federal, state and other regulations and that we have compliance programs in place to ensure compliance going forward. There are no regulatory notifications or actions pending.

Item 1A. Risk Factors.

The Company is a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and is not required to provide the information required under this item.

Item 1B. Unresolved Staff Comments.

The Company is a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and is not required to provide the information required under this item.

Item 2. Properties

The Company does not own any physical location. Quanta currently leases its corporate headquarters and other offices in Burbank, California which lease expires in August 2023. The Company currently also leases a manufacturing, shipping and research facility which expires in December 2024.

Item 3. Legal Proceedings

From time to time, we are a party to, or otherwise involved in, legal proceedings arising in the normal and ordinary course of business. As of the date of this S-1, we are not aware of any other proceeding, threatened or pending, against us which, if determined adversely, would have a material effect on our business, results of operations, cash flows or financial position.

Item 4. Mine Safety Disclosures.

There are no current mining activities at the date of this report.

Corporate Information

Our principal executive offices are located at 3606 W. Magnolia Blvd., Burbank, CA 91505, and our telephone number is (818) 659-8052. Our website address is www.buyquanta.com. The information contained therein or accessible thereby shall not be deemed to be incorporated into this S-1.

DESCRIPTION OF PROPERTY

The Company does not own any physical location. Quanta currently leases its corporate headquarters and other offices in Burbank, California which lease expires in August 2023. The Company currently also leases a manufacturing, shipping and research facility which expires in December 2024. The Company believes that these facilities are adequate for the Company’s operations and intended operations for the foreseeable future.

17

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition should be read in conjunction with our consolidated financial statements and the notes to those consolidated financial statements that are included elsewhere in this S-1. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in this S-1. Also, please see the notes to our Financial Statements for information about our significant accounting policies.

Results of Operations

Results of Operations for three months ended June 30, 2020 compared to the three months ended June 30, 2019

Revenue

Net sales are comprised of wholesale sales to our retail partners and sales through our direct to consumer channel. Net sales in both channels reflect the impact of product returns as well as discounts for certain sales programs or promotions.

For the three months ended June 30, 2020, the Company recognized $318,000 in net sales. For the three months ended June 30, 2019, the Company recognized $318,000 in net sales.

Expenses

Operating expenses for the three months ended June 30, 2020 was $2,313,000. The Company incurred $167,000 in research and development costs, and $1,741,000 in administrative and other costs associated with operations, including legal and professional fees of $337,000, and $405,000 of labor and related costs.

Operating expenses for the three months ended June 30, 2019 was $2,107,000. The Company incurred $82,000 in research and development costs, and $1,719,000 in administrative and other costs associated with operations, including legal and professional fees of $90,000, and $305,000 of labor and related costs.

Other Income (Expense)

For the three months ended June 30, 2020, the Company recognized $200,000 of net other income.

For the three months ended June 30, 2019, the Company recognized $16,000 of net other expenses.

Net Loss

Net loss for the three months ended June 30, 2020 was $1,866,000. Net loss for the three months ended June 30, 2019 was $1,906,000. We recorded no provision for federal income taxes for either period.

Results of Operations for six months ended June 30, 2020 compared to the six months ended June 30, 2019

Revenue

For the six months ended June 30, 2020, the Company recognized $675,000 in net sales. For the six months ended June 30, 2019, the Company recognized $538,000 in net sales.

Expenses

Operating expenses for the six months ended June 30, 2020 was $3,685,000. The Company incurred $245,000 in research and development costs, and $2,653,000 in administrative and other costs associated with operations, including legal and professional fees of $405,000 and $788,000 of labor and related costs.

Operating expenses for the six months ended June 30, 2019 was $2,461,000. The Company incurred $82,000 in research and development costs, and $1,882,000 in administrative and other costs associated with operations, including legal and professional fees of $111,000, and $504,000 of labor and related costs.

Other Income (Expense)

For the six months ended June 30, 2020, the Company recognized $116,000 of net other expenses.

For the six months ended June 30, 2019, the Company recognized $20,000 of net other expenses.

Net Loss

Net loss for the six months ended June 30, 2020 was $3,225,000. Net loss for the six months ended June 30, 2019 was $2,099,000. We recorded no provision for federal income taxes for either period.

18

Liquidity

We have yet to establish any history of profitable operations. For the six months ended June 30, 2020, the Company incurred a net loss of $3,255,000 and used cash in operating activities of $1,344,000, and at June 30, 2020, the Company had a stockholders’ deficit of $814,000. These factors raise substantial doubt about our ability to continue as a going concern within one year after the date the financial statements are issued. In addition, the Company’s independent registered public accounting firm, in their report on the Company’s December 31, 2019 audited financial statements, raised substantial doubt about the Company’s ability to continue as a going concern. This going concern opinion could materially limit our ability to raise additional funds through the issuance of new debt or equity securities and future reports on our financial statements may also include an explanatory paragraph with respect to our ability to continue as a going concern.

At June 30, 2020, the Company had cash on hand in the amount of $30,000. Subsequent to June 30, 2020 the Company received $250,000 from the issuance of five notes payable. Management estimates that the current funds on hand will be sufficient to continue operations through the next six months. The Company’s ability to continue as a going concern is dependent upon improving its profitability and the continuing financial support from its shareholders. Management believes the existing shareholders or external financing will provide additional cash to meet the Company’s obligations as they become due. No assurance can be given that any future financing if needed, will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company can obtain additional financing, if needed, it may contain undue restrictions on its operations, in the case of debt financing, or cause substantial dilution for its stockholders, in the case of equity financing

Results of Operations for year ended December 31, 2019 compared to the nine months ended December 31, 2018

Revenue

Net sales are comprised of wholesale sales to our retail partners and sales through our direct to consumer channel. Net sales in both channels reflect the impact of product returns as well as discounts for certain sales programs or promotions.

For the year ended December 31, 2019, the Company recognized $1,268,988 in net sales. For the nine-month transition period ended December 31, 2018, the Company recognized $225,254 in net sales. The increase in sales is due to an increase in our customers for a full year of operations in 2019 compared to four months of full operations in the transition period.

By Geographic Territory:	Year ended December 31, 2019	Transition period ended December 31, 2018
California	$766,469	$156,974
Other states	477,139	68,280
International	25,380	-
	$1,268,988	$225,254

By Sales Channel:
Direct to consumer	$443,916	$67,806
Wholesale	793,284	157,448
License Revenue	31,788	-
	$1,268,988	$225,254

Expenses

Operating expenses for the year ended December 31, 2019 were $6,453,091. The Company incurred $351,670 in research and development costs, and $4,799,030 in administrative and other costs associated with operations, including legal and professional fees of $651,764, and $1,302,391 of labor and related costs. These costs were not associated with our direct public offering efforts and therefor expensed as incurred.

19

Operating expenses for the nine-month transition period ended December 31, 2018 were $1,717,584. The Company incurred $207,600 in research and development costs, and $1,055,805 in administrative and other costs associated with operations, including legal and professional fees of $128,289, and $454,179 of labor and related costs. These costs were not associated with our direct public offering efforts and therefor expensed as incurred.

Other Income (Expense)

For the year ended December 31, 2019, the Company recognized $299,541 of net other expenses, including interest expense of $226,239, private placement costs of $238,395 and $145,565 of extinguishment of derivative liabilities.

For the nine-month transition period ended December 31, 2018, the Company recognized $41,000 as gain on extinguishment of debt and $21,000 as gain on forgiveness of accrued interest.

Net Loss

Net loss for the year ended December 31, 2019 was $5,787,364. Net loss for the nine-months transition period ended December 31, 2018 was $1,613,972. We recorded no provision for federal income taxes for either period. We recorded $800 in minimum franchise tax for the state of California for the year ended December 31, 2019 and nine-month transition period ended December 31, 2018, respectively, which are included in administrative expenses.

Basic and diluted loss per share - Basic and diluted loss per share for the year ended December 31, 2019 was $.14 per share. Basic and diluted number of shares outstanding was 40,528,456 for 2019. Basic and diluted loss per share for the transition period ended December 31, 2018 was $.05 per share. Basic and diluted number of shares outstanding was 35,100,108 for 2018.

Critical Accounting Policies and Estimates

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP. GAAP requires us to make estimates and assumptions that affect the reported amounts in our financial statements including various allowances and reserves for accounts receivable and inventories, the estimated lives of long-lived assets and trademarks and trademark licenses, as well as claims and contingencies arising out of litigation or other transactions that occur in the normal course of business. The following summarizes our most significant accounting and reporting policies and practices:

20

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant accounting estimates include certain assumptions related to, among others, impairment analysis of long-term assets, valuation allowance on deferred income taxes, assumptions used in valuing stock instruments issued for services, assumptions made in valuing derivative liabilities, and the accrual of potential liabilities. Actual results may differ from these estimates.

Revenue Recognition

The Company recognizes revenue when risk of loss transfers to our customers and collection of the receivable is reasonably assured, typically upon delivery of products. The Company historically has offered no discounts, rebates, rights of return, or other allowances to clients which would result in the establishment of reserves against revenue. The Company follows the guidance of Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers. ASC 606 creates a five-step model that requires entities to exercise judgment when considering the terms of contracts, which includes (1) identifying the contracts or agreements with a customer, (2) identifying our performance obligations in the contract or agreement, (3) determining the transaction price, (4) allocating the transaction price to the separate performance obligations, and (5) recognizing revenue as each performance obligation is satisfied. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the services it transfers to its clients.

Stock Compensation

The Company periodically issues stock options and restricted stock awards to employees and non-employees in non-capital raising transactions for services and financing costs. The Company accounts for such grants issued and vesting based on ASC 718, whereby the value of the award is measured on the date of grant and recognized as compensation expense on the straight-line basis over the vesting period. The Company recognizes the fair value of stock-based compensation within its Statements of Operations with classification depending on the nature of the services rendered.

The fair value of the Company’s stock options is estimated using a Black-Scholes-Merton option pricing model, which uses certain assumptions related to risk-free interest rates, expected volatility, expected life of the stock options or restricted stock, and future dividends. Compensation expense is recorded based upon the value derived from the Black-Scholes-Merton option pricing model and based on actual experience. The assumptions used in the Black-Scholes-Merton option pricing model could materially affect compensation expense recorded in future periods.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. For stock-based derivative financial instruments, the Company uses a probability weighted average Black-Scholes-Merton model to value the derivative instruments at inception and on subsequent valuation dates through the March 31, 2020, reporting date. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period.

21

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The following table sets forth the name and age of officers and director as of the date hereof. Our executive officers are elected annually by our board of directors. Our executive officers hold their offices until they resign, are removed by the board of directors, or his successor is elected and qualified.

Name	Position	Age
Eric Rice	Founder, Chairman, Chief Executive Officer and Chief Financial Officer, Sole Director	43

Jeffrey Doiron	President and Chief Operations Officer	47

Kirk Westwood	Vice President	48

Blake Gillette	Executive Vice President	25

Eric Rice, Founder, Chairman, Chief Executive Officer, Chief Financial Officer and Sole Director. Eric Rice is a leading American entrepreneur. He started his business career in Chicago in wealth management and high-net-worth financial advising before spending more than a decade building businesses at the nexus of multiple industries including artificial intelligence, machine learning, technology. Along the way, he worked with founders across multiple sectors to create profitable, enduring enterprises, demonstrating a keen eye for the nuances of markets and corresponding growth opportunities. In 2013, he cofounded 25 Ventures, a venture studio that developed multiple companies in various areas including wellness, ad tech, and cannabis. He is a sought-after partner for start-ups and established businesses around the globe. With its world-changing ambitions, Quanta represents the culmination of Eric’s years of insight and experience, merging his market acumen with his longstanding interest in the applied sciences. He lives in Burbank with his wife and two children, and still finds time to make it to the batting cages.

Jeffrey Doiron, President and Chief Operations Officer. Before taking over operations for Quanta, Mr. Doiron founded and grew one of the continent’s most innovative advanced digital agencies. He was the Managing Director and Cofounder of Fuel Industries Inc from 1999 through 2017. He uses his vast experience to connect new and exciting ideas with the right partners and brands. He guides the team to unlock their most creative selves and drive forward the momentum of the company. The Company concluded that Mr. Doiron’s past experiences and training render him qualified to serve in these capacities.

Kirk Westwood, Vice President. An expert with thousands of hours of experience in reading people and in what cultures do around the world to create what looks like good fortune. It was during his 4 years within an Australian Special Forces Unit that Kirk coined the term “The Luck Bubble” to describe the phenomena of Elite Special Forces Operators experiencing extreme moments of good fortune whilst on operations. It is a very real, and trainable dynamic that has now been used repeatedly to help organizations, sports teams and individuals make millions, create winning dynasties, pivot technologies and radically improve corporate cultures.

Blake Gillette, Executive Vice President

Blake Gillette, Executive Vice President. Prior to taking on the role of Executive Vice President at Quanta, Mr. Gillette started his career at Red Bull Energy Drinks, before moving on to the world of entrepreneurship. Having spent the prior 5 years before Quanta in the startup world, ranging from the clothing industry to E-learning platforms, and Artificial Intelligence. He went on to become a partner and co-founder of 25 Ventures, an incubator for early-stage companies looking to scale quickly and improve operating performance. He then joined Quanta in a full-time capacity as it’s Executive Vice President.

Board of Directors

Each director is elected to the board of directors and serves until his or her successor is elected and qualified, unless he or she resigns or is removed earlier. each of our officers is elected by our board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is earlier removed from office or resigns.

At the very least, we will reimburse all directors for expenses incurred in attending directors’ meetings provided that we have sufficient resources to pay these expenses. We will consider in applying for officers and directors liability insurance at such time that we have the financial resources to do so.

Currently, Eric Rice is our sole director.

22

Committees of the Board of Directors

Concurrent with having sufficient members and resources, our board of directors intends to establish an audit committee and a compensation committee. The audit committee will review the results and scope of the audit and other services provided by the independent auditors and review and evaluate the system of internal controls. The compensation committee will review and recommend compensation arrangements for the officers and employees. No final determination has yet been made as to the memberships of these committees or when we will have sufficient members to establish committees. We believe that we will need a minimum of three independent directors to have effective committee systems.

As of the date hereof, we have not established any board committees.

Family Relationships

No family relationship exists between any director, executive officer, or any person contemplated to become such.

Director Independence

We currently do not have any independent directors serving on our board of directors.

Potential Conflicts

The OTC Markets, on which we have our shares of common stock quoted, does not currently have any director independence requirements.

No member of management will be required by us to work on a full-time basis. Accordingly, certain conflicts of interest may arise between us and our officer(s) and director(s) in that they may have other business interests in the future to which they devote their attention, and they may be expected to continue to do so although management time must also be devoted to our business. As a result, conflicts of interest may arise that can be resolved only through their exercise of such judgment as is consistent with each officer’s understanding of his/her fiduciary duties to us.

Currently we have only one director, Eric Rice, who is also our Chairman, Chief Executive Officer and Chief Financial Officer, and will seek to add additional officer(s) and/or director(s) as and when the proper personnel are located and terms of employment are mutually negotiated and agreed, and we have sufficient capital resources and cash flow to make such offers.

We cannot provide assurances that our efforts to eliminate the potential impact of conflicts of interest will be effective.

Involvement in Certain Legal Proceedings

None of our directors or executive officers has, during the past ten years:

●	has had any bankruptcy petition filed by or against any business of which he was a general partner or executive officer, either at the time of the bankruptcy or within two years prior to that time;

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, futures, commodities or banking activities;

●	been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated; or

●	been subject or a party to or any other disclosable event required by Item 401(f) of Regulation S-K.

Code of Business Conduct and Ethics

Upon incorporation we adopted a written code of ethics applicable to our board of directors, officers and employees in accordance with applicable Federal and states securities laws. Our board of directors shall oversee compliance with the code of ethics as it relates to the company through an officer designated by the board. Employees are required to report known and suspected breaches of our code of ethics to an appropriate supervisor, or in the case of officers and directors, to a senior officer designated by our board of directors. Our code of ethics is designed to deter wrongdoing and to promote:

●	honest and ethical conduct;

●	full, fair, accurate, timely and understandable disclosure in reports and documents that we will file with securities regulators and in our other public communications;

●	compliance with applicable laws, rules and regulations, including insider trading compliance; and

●	accountability for adherence to the code and prompt internal reporting of violations of the code, including illegal or unethical behavior regarding accounting or auditing practices.

23

COMPENSATION OF DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

Summary Compensation Table

The following table sets forth all of the compensation awarded to, earned by or paid to our named directors, executive officers and key employees for the fiscal year ended December 31, 2019, the transition period ended December 31, 2018 and the fiscal year ended April 30, 2018:

Name and Principal Position	Period	Base Salary ($)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
Eric Rice	Fiscal Year ended December 31, 2019	103,044	—	—	103,044
Founder, Chairman and Chief	Transition Period ended December 31, 2018	14,500	—	—	14,500
Executive Officer (Principal Executive Officer) (1)	Fiscal Year ended April 30, 2018	—	—	—	—

Jeffrey Doiron	Fiscal Year ended December 31, 2019	93,732	415,672	—	509,404
President (1)	Transition Period ended December 31, 2018	—	—	59,027	59,027
	Fiscal Year ended April 30, 2018	—	—	—	—

Kirk Westwood	Fiscal Year ended December 31, 2019	71,803	566,826	30,293	668,922
Vice President (1)	Transition Period ended December 31, 2018	—	—	87,710	87,710
	Fiscal Year ended April 30, 2018	—	—	—	—

Blake Gillette	Fiscal Year ended December 31, 2019		-	-
	Transition Period ended December 31, 2018	38,332	-	-
	Fiscal Year ended April 30, 2018	25,800	-	-

(1)	Appointed June 6, 2018.

(2)	The amounts reported in this column represent the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718 by utilizing the Black-Scholes option-pricing model.

Employment Agreements

The Company entered into employment agreements with Mr. Rice, Doiron, Gillette and Westwood on September 4, 2019 pursuant to which Mr. Rice agreed to serve as our Chief Executive Officer for annual compensation of $120,000, Mr. Doiron agreed to serve as our President for annual compensation of $108,000, Mr. Gillette agreed to serve as Executive Vice President for $78,000, and Mr. Westwood agreed to serve as our Vice President for annual compensation of $78,000. Mr. Rice’s agreement has a term of three years and either party can terminate the agreement at any time; provided that unless terminated by us for cause or terminated by the employee without good reason, Mr. Rice is entitled to twelve months’ severance. Mr. Doiron’s agreement has a term of three years and either party can terminate the agreement at any time; provided that unless terminated by us for cause or terminated by the employee without good reason, Mr. Doiron is entitled to three months’ severance. Mr. Gillette’s agreement has a term of three years and either party can terminate the agreement at any time; provided that unless terminated by us for cause or terminated by the employee without good reason, Mr. Gillette’s is entitled to three months’ severance. Mr. Westwood’s agreement has a term of three years and either party can terminate the agreement at any time; provided that unless terminated by us for cause or terminated by the employee without good reason, Mr. Westwood is entitled to three months’ severance.

Director Compensation

We have no arrangement to compensate directors for their services in their capacity as directors. Directors are not paid for meetings attended. However, we intend to review and consider future proposals regarding board compensation. All travel and lodging expenses associated with corporate matters are reimbursed by us, if and when incurred.

Pension Table

None.

Retirement Plans

We do not offer any annuity, pension, or retirement benefits to be paid to any of our officers, directors, or employees in the event of retirement. There are also no compensatory plans or arrangements with respect to any individual named above which results or will result from the resignation, retirement, or any other termination of employment with our company, or from a change in the control of our Company.

Compensation Committee

We do not have a separate compensation committee. Instead, our board of directors reviews and approves executive compensation policies and practices, reviews salaries and bonuses for other officers, administers our stock option plans and other benefit plans, if any, and considers other matters that may be brought forth to it.

Risk Management Considerations

We believe our compensation policies and practices for our employees, including our executive officers, do not create risks that are reasonably likely to have a material adverse effect on our Company.

24

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth the amount of Common Stock and Series A Preferred Stock beneficially owned by the listed persons as of July 29, 2020. On that date, there were issued and outstanding 56,900,978 of our shares of common stock and 2,500,000 shares of our Series A preferred stock outstanding. Unless otherwise noted, to our knowledge, these persons have sole investment and voting power over the shares listed. As of July 29, 2020, no security holders (other than directors or executive officers) beneficially owned more than 10% of any class of our voting securities.

Title of Class	Name and Address of beneficial owner (1)	Amount and Nature of Beneficial Ownership	Amount and Nature of beneficial ownership acquirable(2)	Percentage of Class Owned (3)
Common Stock	Eric Rice	18,030,032		31.7%
Common Stock	Jeffrey Doiron	93,047	675,000	0.16%
Common Stock	Kirk Westwood	36,628	1,145,833	0.06%
Common Stock	Blake Gillette	2,076,374	-	3.6%
Common Stock	All directors and executive officers as a group (4)	18,159,707	1,820,833	35.9%
Series A Preferred Stock	Eric Rice	2,500,000	0	100%

(1)	The address for all officers, directors and beneficial owners is c/o Quanta, Inc., 3606 W Magnolia Blvd, Burbank, CA 91505.

(2)	This column reflects securities that a person has the right to acquire within 60 days. On December 19, 2019, Jeffrey Doiron and Kirk Westwood were granted options to acquire the company’s common stock. One option was for 1,100,000 shares at an exercise price of $0.23 per share; 550,000 vested immediately and the remaining 550,000 vest ratably over the 24-month period after the date of the grant. One option was for 1,500,000 shares at an exercise price of $0.10 per share; 1,000,000 vested immediately and the remaining 500,000 vest ratably over a 12-month period beginning 12 months after the date of the grant. On May 22, 2020, each of these options was amended to reduce the exercise price to $0.10 per share.

(3)	Based on number of issued and outstanding shares of common and Series A preferred stock outstanding as of set forth above.

(4)	Eric Rice, our Chairman and Chief Executive Officer, owns 18,030,032 shares 31.7% of our common stock and 2,500,000 shares (100%) of our Series A preferred stock.

25

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Certain Relationships and Related Transactions

Except as set forth below, we have not entered into any transactions with our officers, directors, persons nominated for these positions, beneficial owners of 5% or more of our common stock, or family members of those persons wherein the amount involved in the transaction or a series of similar transactions exceeded the lesser of $120,000 or 1% of the average of our total assets for the last two fiscal years, including the transition period ended December 31, 2018.

On April 14, 2020, we issued to Eric Rice, our Chairman, Chief Executive Officer and Chief Financial Officer, 2,500,000 shares of a newly created class of preferred stock, Series A Preferred Stock, in a private placement transaction in satisfaction of certain accrued but unpaid compensation in the amount of $120,000 then owed to Mr. Rice.

Review, Approval and Ratification of Related Party Transactions

Our board of directors is responsible to approve all related party transactions. Given our small size and limited financial resources, we have not adopted formal policies and procedures for the review, approval or ratification of transactions with our executive officers, directors and significant stockholders. We intend to establish formal policies and procedures in the future, once we have sufficient resources and have appointed additional directors, so that such transactions will be subject to the review, approval or ratification of our board of directors, or an appropriate committee thereof.

Director Independence

For purposes of determining director independence, we have applied the definitions set out in NASDAQ Rule 5605(a)(2). The NASDAQ definition of “Independent Director” means a person other than an Executive Officer or employee of the company or any other individual having a relationship which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Currently, Eric Rice is our sole director. According to the NASDAQ definition, Mr. Rice is not an independent director because he currently holds the title of an officer in the company.

26

SECURITIES BEING OFFERED

The following is a summary of the rights of our Common Stock as provided in our Certificate of Incorporation, and bylaws. For more detailed information, please see our Certificate of Incorporation and bylaws which have been filed (or incorporated by reference) as exhibits to the Registration Statement of which this Prospectus is a part.

This Prospectus relates to the offer and sale of up to 7,500,000 Shares of our Common Stock.

Our articles of incorporation authorize the issuance of 100,000,000 shares of Common Stock. The holders of our Common Stock:

●	have equal ratable rights to dividends from funds legally available for payment of dividends when, as and if declared by the board of directors;

●	are entitled to share ratably in all of the assets available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of our affairs;

●	do not have preemptive, subscription or conversion rights, or redemption or access to any sinking fund; and

●	are entitled to one non-cumulative vote per share on all matters submitted to stockholders for a vote at any meeting of stockholders

Authorized but Unissued Capital Stock

Nevada law does not require stockholder approval for the issuance of authorized shares. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions.

One of the effects of the existence of unissued and unreserved common stock (or preferred stock) may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our board by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of our common stock at prices higher than prevailing market prices.

Shareholder Matters

As an issuer of “penny stock” the protection provided by the federal securities laws relating to forward looking statements does not apply to us if our shares are considered to be penny stocks (which they currently are and probably will be for the foreseeable future). Although the federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any claim that the material provided by us, including this S-1, contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading.

As a Nevada corporation, we are subject to the Nevada Revised Statutes (“NRS” or “Nevada law”). Certain provisions of Nevada law described below create rights that might be deemed material to our shareholders. Other provisions might delay or make more difficult acquisitions of our stock or changes in our control or might also have the effect of preventing changes in our management or might make it more difficult to accomplish transactions that some of our shareholders may believe to be in their best interests.

27

Series A Preferred Stock

On April 14, 2020, the Company filed a Certificate of Designation for the Company’s Series A Preferred Stock with the Secretary of State of Nevada designating 2,500,000 shares of its authorized preferred stock as Series A Preferred Stock, par value of $0.001 per share. The Series A Preferred Stock is not entitled to receive any dividends or liquidation preference and are not convertible into shares of the Company’s common stock. The holders of the Series A Preferred Stock, in the aggregate, have voting power equal to 51% of the total votes of all of the outstanding common and preferred stock of the Company entitled to vote. Accordingly, each share of Series A Preferred Stock shall have voting rights equal to one and one-tenth (1.1) times a fraction, the numerator of which is the shares of outstanding common stock and undesignated preferred stock of the Company and the denominator of which is number of shares of outstanding Series A Preferred Stock. With respect to all matters upon which stockholders are entitled to vote or give consent, the holders of the outstanding shares of Series A Preferred Stock shall vote with the holders of the common stock and any outstanding preferred stock without regard to class, except as to those matters on which separate class voting is required by applicable law or the Company’s Articles of Incorporation. Our Chairman, Chief Executive Officer and Chief Financial Officer, Eric Rice, was issued all 2,500,000 shares of the Series A Preferred Stock, giving him effective voting control over the Company’s affairs.

Convertible Notes

On February 25, 2020, we issued a convertible note in the principal balance of $153,000. The convertible note bears interest at a rate of 10% and matures on February 25, 2021. The holder may, at its option, convert the convertible note into shares of our common stock at a per share conversion price equal to 61% of the lowest trading price for our common stock during the 15 trading days preceding the conversion date.

On March 31, 2020, we issued a convertible note in the principal balance of $357,000. The convertible note bears interest at a rate of 10% and matures on December 31, 2020. The holder may, at its option, convert the convertible note into shares of our common stock at a per share conversion price equal to $0.05 per share.

On April 27, 2020, we issued a convertible note in the principal balance of $341,000. The convertible note bears interest at a rate of 10% and matures on December 31, 2020. The holder may, at its option, convert the convertible note into shares of our common stock at a per share conversion price equal to $0.05 per share. In connection with the issuance of the Convertible Notes, the Company issued an aggregate of 705,000 shares of the Company’s common stock as a commitment fee.

Selected Provisions of the Nevada Revised Statutes

Directors’ Duties. Section 78.138 of the Nevada law allows our directors and officers, in exercising their powers to further our interests, to consider the interests of our employees, suppliers, creditors and shippers. They can also consider the economy of the state and the nation, the interests of the community and of society and our long-term and short-term interests and shareholders, including the possibility that these interests may be best served by our continued independence. Our directors may resist a change or potential change in control if they, by a majority vote of a quorum, determine that the change or potential change is opposed to or not in our best interest. Our board of directors may consider these interests or have reasonable grounds to believe that, within a reasonable time, any debt which might be created as a result of the change in control would cause our assets to be less than our liabilities, render us insolvent, or cause us to file for bankruptcy protection

Dissenters’ Rights. Among the rights granted under Nevada law which might be considered material is the right for shareholders to dissent from certain corporate actions and obtain payment for their shares (see NRS 92A.380-390). This right is subject to exceptions, summarized below, and arises in the event of mergers or plans of exchange. This right normally applies if shareholder approval of the corporate action is required either by Nevada law or by the terms of the articles of incorporation.

A shareholder does not have the right to dissent with respect to any plan of merger or exchange, if the shares held by the shareholder are part of a class of shares which are:

●	listed on a national securities exchange,

●	included in the national market system by the Financial Industry Regulatory Authority (“FINRA”), or

●	held of record by not less than 2,000 holders.

28

This exception notwithstanding, a shareholder will still have a right of dissent if it is provided for in the articles of incorporation or if the shareholders are required under the plan of merger or exchange to accept anything but cash or owner’s interests, or a combination of the two, in the surviving or acquiring entity, or in any other entity falling in any of the three categories described above in this paragraph.

Inspection Rights. Nevada law also specifies that shareholders are to have the right to inspect company records (see NRS 78.105). This right extends to any person who has been a shareholder of record for at least six months immediately preceding his demand. It also extends to any person holding, or authorized in writing by the holders of, at least 5% of outstanding shares. Shareholders having this right are to be granted inspection rights upon five days’ written notice. The records covered by this right include official copies of:

●	the articles of incorporation, and all amendments thereto,

●	bylaws and all amendments thereto; and

●	a stock ledger or a duplicate stock ledger, revised annually, containing the names, alphabetically arranged, of all persons who are stockholders of the corporation, showing their places of residence, if known, and the number of shares held by them, respectively.

In lieu of the stock ledger or duplicate stock ledger, Nevada law provides that the corporation may keep a statement setting out the name of the custodian of the stock ledger or duplicate stock ledger, and the present and complete post office address, including street and number, if any, where the stock ledger or duplicate stock ledger specified in this section is kept.

Control Share Acquisitions. Sections 78.378 to 78.3793 of Nevada law contain provisions that may prevent any person acquiring a controlling interest in a Nevada-registered company from exercising voting rights. To the extent that these rights support the voting power of minority shareholders, these rights may also be deemed material. These provisions will be applicable to us as soon as we have 200 shareholders of record with at least 100 of these having addresses in Nevada as reflected on our stock ledger. While we do not yet have the required number of shareholders in Nevada or elsewhere, it is possible that at some future point we will reach these numbers and, accordingly, these provisions will become applicable. We do not intend to notify shareholders when we have reached the number of shareholders specified under these provisions of Nevada law. Shareholders can learn this information pursuant to the inspection rights described above and can see the approximate number of our shareholders by checking under Item 5 of our most recent annual report on Form 10-K. You can view these and our other filings at www.sec.gov in the “EDGAR” database.

Under NRS Sections 78.378 to 78.3793, an acquiring person who acquires a controlling interest in company shares may not exercise voting rights on any of these shares unless these voting rights are granted by a majority vote of our disinterested shareholders at a special shareholders’ meeting held upon the request and at the expense of the acquiring person. If the acquiring person’s shares are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all the voting power, any shareholder, other than the acquiring person, who does not vote for authorizing voting rights for the control shares, is entitled to demand payment for the fair value of their shares, and we must comply with the demand. An “acquiring person” means any person who, individually or acting with others, acquires or offers to acquire, directly or indirectly, a controlling interest in our shares. “Controlling interest” means the ownership of our outstanding voting shares sufficient to enable the acquiring person, individually or acting with others, directly or indirectly, to exercise one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more of the voting power of our shares in the election of our directors. Voting rights must be given by a majority of our disinterested shareholders as each threshold is reached or exceeded. “Control shares” means the company’s outstanding voting shares that an acquiring person acquires or offers to acquire in an acquisition or within 90 days immediately preceding the date when the acquiring person becomes an acquiring person.

These Nevada statutes do not apply if a company’s articles of incorporation or bylaws in effect on the tenth day following the acquisition of a controlling interest by an acquiring person provide that these provisions do not apply.

According to NRS 78.378, the provisions referred to above will not restrict our directors from taking action to protect the interests of our company and its shareholders, including without limitation, adopting or executing plans, arrangements or instruments that deny rights, privileges, power or authority to a holder of a specified number of shares or percentage of share ownership or voting power. Likewise, these provisions do not prevent directors or shareholders from including stricter requirements in our articles of incorporation or bylaws relating to the acquisition of a controlling interest in the company.

29

Our articles of incorporation and bylaws do not exclude us from the restrictions imposed by NRS 78.378 to 78.3793, nor do they impose any more stringent requirements.

Certain Business Combinations. Sections 78.411 to 78.444 of the Nevada law may restrict our ability to engage in a wide variety of transactions with an “interested shareholder.” As was discussed above in connection with NRS 78.378 to 78.3793, these provisions could be considered material to our shareholders, particularly to minority shareholders. They might also have the effect of delaying or making more difficult acquisitions of our stock or changes in our control. These sections of NRS are applicable to any Nevada company with 200 or more stockholders of record and that has a class of securities registered under Section 12 of the Exchange Act, unless the company’s articles of incorporation provide otherwise.

These provisions of Nevada law prohibit us from engaging in any “combination” with an interested stockholder for three years after the interested stockholder acquired the shares that cause him/her to become an interested shareholder, unless he had prior approval of our board of directors. The term “combination” is described in NRS 78.416 and includes, among other things, mergers, sales or purchases of assets, and issuances or reclassifications of securities. If the combination did not have prior approval, the interested shareholder may proceed after the three-year period only if the shareholder receives approval from a majority of our disinterested shares or the offer meets the requirements for fairness that are specified in NRS 78.441-42. For the above provisions, a “resident domestic corporation” means a Nevada corporation that has 200 or more shareholders. An “interested stockholder” is defined in NSR 78.423 as someone who is either:

●	the beneficial owner, directly or indirectly, of 10% or more of the voting power of our outstanding voting shares; or

●	our affiliate or associate and who within three years immediately before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of our outstanding shares at that time.

Amendments to Bylaws

Our articles of incorporation provide that the power to adopt, alter, amend, or repeal our bylaws is vested exclusively with the board of directors. In exercising this discretion, our board of directors could conceivably alter our bylaws in ways that would affect the rights of our shareholders and the ability of any shareholder or group to effect a change in our control; however, the board would not have the right to do so in a way that would violate law or the applicable terms of our articles of incorporation.

Transfer Agent

The transfer agent for our common stock is Action Stock Transfer Corporation, 2469 E. Fort Union Blvd, Suite 214, Salt Lake City, Utah 84121. Its telephone number is (801) 274-1088.

30

EXPERTS

Weinberg & Company, P.A., independent registered public accounting firm, has audited our consolidated financial statements at December 31, 2019 and 2018, and for the year ended December 31, 2019, and the nine-month transition period ended December 31, 2018, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern) appearing elsewhere herein. We have included our financial statements in this prospectus and elsewhere in the registration statement in reliance on Weinberg & Company, P.A’s report, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

Matheau J. W. Stout, Esq. of Stout Law Group, P.A., of Baltimore, Maryland, will issue to Quanta, Inc. its opinion regarding the legality of the common stock being offered hereby. Stout Law Group, P.A. has consented to the references in this prospectus to its opinion.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act and, in accordance therewith, file annual, quarterly and special reports, proxy statements and other information with the SEC. These documents also may be accessed through the SEC’s electronic data gathering, analysis and retrieval system, or EDGAR, via electronic means, including the SEC’s home page on the Internet (www.sec.gov). At some point in the near future we intend to make our reports, amendments thereto, and other information available, free of charge, on our website. At this time, we do not provide a link on its website to such filings, and there is no estimate for when such a link on our website will be available.

We also have filed with the SEC a Registration Statement on Form S-1 under the Securities Act, of which this Prospectus is a part, with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement or the exhibits and schedules filed therewith. For further information about us and the Common Stock offered hereby, we refer you to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this S-1 regarding the contents of any contract or other document that is filed as an exhibit to the Registration Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Registration Statement. The Registration Statement and all exhibits thereto also may be found on the EDGAR system at the SEC’s website.

31

QUANTA, INC.

INDEX TO FINANCIAL STATEMENTS

Contents:

Interim Financial Statements

Annual Financial Statements

F-1

QUANTA, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share amounts)

	June 30, 2020	December 31, 2019
	(Unaudited)
ASSETS
Current assets:
Cash	$30	$433
Accounts receivable	18	28
Inventories	161	123
Prepaid expenses	-	7
Total current assets	209	591

Equipment, net	287	313
Operating lease right-of-use asset, net	680	333
Deposits	34	34

Total assets	$1,210	$1,271

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$141	$74
Notes payable	182	56
Convertible note payable (net of discount of $479 and $255, respectively)	157	57
Deferred revenue, license agreement	33	33
Operating lease liabilities, short-term	167	86
Derivative liabilities	293	400
Total current liabilities	973	706

Long term liabilities
Deferred revenue, licenses agreement, long-term	17	34
Notes payable, long term	509
Operating lease liabilities, long-term	525	252
Total liabilities	2,024	992

Stockholders’ equity (deficit):
Preferred stock, $0.001 par value; 25,000,000 shares authorized; 2,500,000 issued and outstanding	2	-
Common stock, $0.001 par value; 100,000,000 shares authorized; 56,900,978 and 49,087,255 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	57	49
Shares to be issued (3,626,763 and 7,318,519 as of June 30, 2020 and December 31, 2019, respectively)	3,116	2,848
Additional paid-in capital	7,474	5,620
Accumulated deficit	(11,463)	(8,238)
Total stockholders’ equity (deficit)	(814)	279

Total liabilities and stockholders’ equity (deficit)	$1,210	$1,271

See notes to condensed consolidated financial statements

F-2

QUANTA, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except share and per share amounts)

(Unaudited)

	Three months ended June 30, 2020	Three months ended June 30, 2019	Six months ended June 30, 2020	Six months ended June 30, 2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Sales, net	$307	$309	$658	$533
Distributor license fees	11	9	17	15
Total revenue	318	318	675	548
Cost of goods sold	71	101	99	160
Gross profit	247	217	576	388

Operating expenses:
Compensation and benefits	405	306	787	493
Selling, general, and administrative	1,741	1,719	2,653	1,882
Research and development	167	82	245	82
Total operating expenses	2,313	2,107	3,685	2,457
Loss from operations	(2,066)	(1,890)	(3,109)	(2,069)

Other income (expense):
Change in fair value of derivative liability	148	-	283	-
Gain on extinguishment of derivative liability	286	-	286	-
Private placement costs	(17)		(279)
Interest expense	(217)	(16)	(406)	(20)
Other income (expense), net	200	(16)	(116)	(20)

Net loss	$(1,866)	$(1,906)	$(3,225)	$(2,089)

Net loss per share, basic and diluted	$(0.03)	$(0.05)	$(0.06)	$(0.05)
Weighted average common shares outstanding – basic and diluted	58,728,752	39,223,665	57,512,526	39,211,943

See notes to condensed consolidated financial statements

F-3

QUANTA, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(amounts in thousands, except share amounts)

(Unaudited)

	Three months ended June 30, 2020 (Unaudited)
	Series A Preferred stock, par value $0.001		Common stock, par value $0.001		Additional Paid-in	Shares to be	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	issued	deficit	Deficit
Balance, March 31, 2020	-	$-	54,198,366	$55	$6,224	$2,774	$(9,597)	$(544)
Issuance of shares			18,519	-	5	(5)		-
Shares issued for cash	-	-	277,778	-	75	-	-	75
Fair value of vested options	-	-	-	-	102	-	-	102
Fair value of shares for services	-	-	1,250,117	1	186	336	-	523
Fair value of shares issued to employees and officer	-	-	451,198	-	51	-	-	51
Fair value of preferred shares issued to officer	2,500,000	2	-	-	463	-	-	465
Beneficial conversion feature of issued convertible notes	-	-		-	291	-	-	291
Fair value of shares issued for loan fees	-	-	705,000	1	77	11	-	89
Net loss	-	-	-	-	-	-	(1,866)	(1,866)
Balance, June 30, 2020 (Unaudited)	2,500,000	$2	56,900,978	$57	$7,474	$3,116	$(11,463)	$(814)

Six months ended June 30, 2020 (Unaudited)
	Series A Preferred stock, par value $0.001		Common stock, par value $0.001		Additional Paid-in	Shares to be	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	issued	deficit	Deficit
Balance, December 31, 2019	-	$-	49,087,255	$49	$5,620	$2,848	$(8,238)	$279
Issuance of shares			5,018,519	5	500	(505)		-
Shares issued for cash	-	-	388,889	1	104	-	-	105
Fair value of vested options	-	-	-	-	182	-	-	182
Fair value of shares issued for services	-	-	1,250,117	1	186	762	-	949
Fair value of shares issued to employees and officer	-	-	451,198	-	51	-	-	51
Fair value of preferred shares issued to officer	2,500,000	2	-	-	463	-	-	465
Beneficial conversion feature of issued convertible notes	-	-	-	-	291	-	-	291
Fair value of shares issued for loan fees	-	-	705,000	1	77	11	-	89
Net loss	-	-	-	-	-	-	(3,225)	(3,225)
Balance, June 30, 2020 (Unaudited)	2,500,000	$2	56,900,978	$57	$7,474	$3,116	$(11,463)	$(814)

F-4

Three months ended June 30, 2019 (Unaudited)
	Common Stock, par value $0.001		Additional
	Number of shares	Amount	paid-in capital	Shares to be issued	Accumulated deficit	Total
Balance, March 31, 2019	39,200,090	$39	$2,360	$479	$(2,633)	$245
Shares to be issued	-	-	-	452	-	452
Fair value of shares for services	32,505	1	16	1,372	-	1,389
Fair value of shares issued for cashless exercise of warrants	2,590,910	2	(2)	-	-	-
Net loss	-	-		-	(1,906)	(1,906)
Balance, June 30, 2019 (Unaudited)	41,823,505	$42	$2,374	$2,303	$(4,539)	$180

Six months ended June 30, 2019 (Unaudited)
	Common Stock, par value $0.001		Additional
	Number of shares	Amount	paid-in capital	Shares to be issued	Accumulated deficit	Total
Balance, December 31, 2018	39,200,090	$39	$2,362	$306	$(2,450)	$255
Shares to be issued	-	-	-	625	-	625
Shares for services	32,505	1	16	1,372	-	1,389
Shares issued for cashless exercise of warrants	2,590,910	2	(2)	-	-	-
Net loss	-	-	-	-	(2,089)	(2,089)
Balance, June 30, 2019 (Unaudited)	41,823,505	$42	$2,374	$2,303	$(4,539)	$180

See notes to condensed consolidated financial statements

F-5

QUANTA, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands)

(Unaudited)

	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019
	(Unaudited)	(Unaudited)

CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(3,225)	$(2,089)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	106	72
Fair value of vested options	182	-
Fair value of shares issued for services	949	1,389
Fair value of common shares issued to employees and officer	51	-
Fair value of preferred shares issued to officer	465	-
Change in fair value of derivative	(283)	-
Gain on extinguishment of derivative liability	(286)	-
Private placement costs	279	-
Amortization of convertible note discount	380	-
Amortization of right-of-use asset	85	39
Interest accrual	-	20
Changes in operating assets and liabilities:
Accounts receivable	10	(22)
Inventories	(38)	-
Prepaid Expenses	7	-
Accounts payable and accrued liabilities	69	16
Deferred revenue	(17)	85
Operating lease liabilities	(78)	(28)
Net cash used in operating activities	(1,344)	(518)

CASH FLOW FROM INVESTING ACTIVITIES:

Purchase of equipment	(80)	(85)
Net cash used in investment activities	(80)	(85)

CASH FLOW FROM FINANCING ACTIVITIES:
Proceeds from shares to be issued	-	625
Proceeds from shares issued for cash	105	-
Proceeds from convertibles notes payable	563	-
Proceeds from notes payable	679	13
Principal payments of convertible notes	(282)	-
Principal payments of notes payable	(44)	(42)
Costs of recapitalization	-	-
Net cash provided by financing activities	1,021	596

Increase (decrease) in cash	(403)	(7)
Cash and cash equivalents, beginning of period	433	36
Cash and cash equivalents, end of period	$30	$29

Supplemental Disclosures of Cash Flow Information:
Cash paid for taxes	-	-
Cash paid for Interest	17	-

Non-cash investing and financing activities
Recognition of right-of-use asset and liability	$432	$410
Original issuance discount	43	-
Issue convertible notes payable for fees	30	-
Recognition of beneficial conversion feature	291	-
Shares issued for fee discount	88	-
Derivative allocated to discount	183	-
Issuance of shares to be issued	505	-
Fair value of shares for loan fee	76	-
Fair value shares to be issued for loan fee	11	-

See notes to condensed consolidated financial statements

F-6

QUANTA, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

THREE AND SI X MONTHS ENDED JUNE 30, 2020 AND 2019 (UNAUDITED)

(Amounts in thousands, except share and per share amounts)

NOTE 1 – DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Quanta, Inc. (the “Company”) is an applied science company focused on increasing energy levels in plant matter to increase performance within the human body. The Company’s operations are based in Burbank, California. On April 28, 2016, the Company was incorporated as Freight Solution, Inc. in the State of Nevada. Effective June 6, 2018, the Company (then known as Bioanomaly Inc.) was acquired by Freight Solution in a transaction accounted for as a reverse merger transaction. On July 11, 2018, the Company changed its name to Quanta, Inc.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As reflected in the accompanying financial statements, for the six months ended June 30, 2020, the Company incurred a net loss of $3,225 and used cash in operating activities of $1,344, and at June 30, 2020, the Company had a stockholders’ deficit of $814. These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year of the date that the financial statements are issued. In addition, the Company’s independent registered public accounting firm, in their report on the Company’s December 31, 2019 audited financial statements, raised substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

At June 30, 2020, the Company had cash on hand in the amount of $30. Subsequent to June 30, 2020, the Company received $250 from the issuance of five notes payable. Management estimates that the current funds on hand will be sufficient to continue operations through the next six months. The Company’s ability to continue as a going concern is dependent upon improving its profitability and the continuing financial support from its shareholders. Management believes the existing shareholders or external financing will provide the additional cash to meet the Company’s obligations as they become due. No assurance can be given that any future financing, if needed, will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company is able to obtain additional financing, if needed, it may contain undue restrictions on its operations, in the case of debt financing, or cause substantial dilution for its stockholders, in the case of equity financing

Basis of presentation and principles of Consolidation

The accompanying unaudited condensed consolidated financial statements as of and for the three and six months ended June 30, 2020 and 2019, have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and with the rules and regulations of the United States Securities and Exchange Commission (the “SEC”) to Form 10-Q and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods have been included. The results of operations for the six months ended June 30, 2020 are not necessarily indicative of the results of operations to be expected for the full fiscal year ending December 31, 2020. The Condensed Consolidated Balance Sheet information as of December 31, 2019 was derived from the Company’s audited Consolidated Financial Statements as of and for year ended December 31, 2019, included in the Company’s Annual Report on Form 10-K/A filed with the SEC on April 10, 2020. These financial statements should be read in conjunction with that report.

The consolidated financial statements include the accounts of Quanta Inc, and its wholly-owned subsidiary, Bioanomaly, Inc. Intercompany transactions have been eliminated in consolidation.

F-7

COVID-19

The global outbreak of COVID-19 has negatively affected the U.S. and global economies and has negatively impacted businesses, workforces, customers, and created significant volatility of financial markets. It has also disrupted the normal operations of many businesses, including ours. The extent of the impact of the pandemic on our business and financial results will depend largely on future developments, including the duration and severity of the outbreak, the length of restrictions and business closures, and the impact on capital and financial markets, all of which are highly uncertain and cannot be predicted. This outbreak could decrease spending, adversely affect demand for our products and harm our business and results of operations. In the quarter ended June 30, 2020, we believe the COVID-19 pandemic did impact our operating results as shipments to customers in the second quarter were down 13% from the first quarter of the year. However, we have not observed any material impairments of our assets or a significant change in the fair value of our assets due to the COVID-19 pandemic. While it is not possible at this time to estimate the full impact that COVID-19 will have on our business, restrictions resulting from COVID-19 on general economic conditions could, among other things, impair our ability to raise capital when needed. This situation is changing rapidly, and additional impacts may arise that we are not aware of currently.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant accounting estimates include certain assumptions related to, among others, allowance for doubtful accounts receivable, impairment analysis of long-term assets, valuation allowance on deferred income taxes, assumptions used in valuing stock instruments issued for services, assumptions made in valuing derivative liabilities, and the accrual of potential liabilities. Actual results may differ from these estimates.

Revenue

The Company follows the guidance of Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers. ASC 606 creates a five-step model that requires entities to exercise judgment when considering the terms of contracts, which includes (1) identifying the contracts or agreements with a customer, (2) identifying our performance obligations in the contract or agreement, (3) determining the transaction price, (4) allocating the transaction price to the separate performance obligations, and (5) recognizing revenue as each performance obligation is satisfied. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the services it transfers to its clients.

Product Sales—Revenue from sales of the Company’s CBD products is recognized at the point in time when the Company’s performance obligations with the applicable customers have been satisfied. Revenue is recorded at the transaction price, which is the amount of consideration the Company expects to receive in exchange for transferring products to a customer. Generally, the Company’s performance obligations are transferred to the customer at a point in time, typically upon delivery of products. The Company historically has offered no discounts, rebates, rights of return, or other allowances to clients which would result in the establishment of reserves against revenue. The Company sells its products (i) directly to customers (“DTC”) through online orders from our websites, and DTC sales at conventions and events; and (ii) through wholesalers, including physicians, pharmacies, fitness studios, grocery stores, and other organizations.

License revenue— Revenue from symbolic IP is recognized over the access period to the Company’s IP (see Note 2).

Cost of goods sold includes direct costs and fees related to the sale of our products.

Leases

Effective January 1, 2019, the Company adopted the guidance of ASC 842, Leases, which requires an entity to recognize a right-of-use asset and a lease liability for virtually all leases. The Company determines if an arrangement contains a lease at the inception of the contract. Right-of-use (“ROU”) assets represent the Company’s right to use an underlying asset for the lease term while lease liabilities represent our obligation to make lease payments arising from the lease. All leases with terms greater than twelve months result in the recognition of a ROU asset and a liability at the lease commencement date based on the present value of the lease payments over the lease term. Leases with terms of twelve months or less at the commencement date are expensed on a straight-line basis over the lease term and do not result in the recognition of an asset or liability (see Note 5).

F-8

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. For stock-based derivative financial instruments, the Company uses a probability weighted average Black-Scholes-Merton model to value the derivative instruments at inception and on subsequent valuation dates through the June 31, 2020, reporting date. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period

Stock Compensation

The Company periodically issues stock options and restricted stock awards to employees and non-employees in non-capital raising transactions for services and for financing costs. The Company accounts for such grants issued and vesting based on ASC 718, whereby the value of the award is measured on the date of grant and recognized as compensation expense on the straight-line basis over the vesting period. The Company recognizes the fair value of stock-based compensation within its Statements of Operations with classification depending on the nature of the services rendered.

The fair value of the Company’s stock options is estimated using a Black-Scholes-Merton option pricing model, which uses certain assumptions related to risk-free interest rates, expected volatility, expected life of the stock options or restricted stock, and future dividends. Compensation expense is recorded based upon the value derived from the Black-Scholes-Merton option pricing model and based on actual experience. The assumptions used in the Black-Scholes-Merton option pricing model could materially affect compensation expense recorded in future periods.

Advertising costs

Advertising costs are expensed as incurred. During the six months ended June 30, 2020 and 2019, advertising costs totaled $42 and $25, respectively.

Research and Development Costs

Costs incurred for research and development are expensed as incurred. During the six months ended June 30, 2020 and 2019, research and development costs totaled $245 and $167, respectively and include salaries, benefits, and overhead costs of personnel conducting research and development of the Company’s products.

Net Loss per Share

Basic net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding for the period, excluding shares of unvested restricted common stock. Shares of restricted stock are included in the basic weighted average number of common shares outstanding from the time they vest. At June 30, 2020, shares used in the calculation of basic net loss per common share include 3,500,000 of vested but unissued shares underlying awards of restricted common stock. Diluted earnings per share is computed by dividing the net income applicable to common stockholders by the weighted average number of common shares outstanding plus the number of additional common shares that would have been outstanding if all dilutive potential common shares had been issued, using the treasury stock method. Shares of restricted stock are included in the diluted weighted average number of common shares outstanding from the date they are granted. Potential common shares are excluded from the computation when their effect is anti-dilutive.

For the six months ended June 30, 2020, the dilutive impact of stock options exercisable into 3,030,000 shares of common stock, convertible notes convertible into 11,664,520 shares of common stock, and 4,500,000 shares of unvested restricted common stock have been excluded from calculation of weighted average shares because their impact on the loss per share is anti-dilutive.

F-9

Fair Value of Financial Instruments

The Company follows the authoritative guidance issued by the Financial Accounting Standards Board (“FASB”) for fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. A fair value hierarchy was established, which prioritizes the inputs used in measuring fair value into three broad levels as follows:

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly.

Level 3—Unobservable inputs based on the Company’s assumptions.

The Company is required to use observable market data if such data is available without undue cost and effort.

The Company believes the carrying amount reported in the balance sheet for cash, accounts receivable, accounts payable and accrued liabilities, and notes payable, approximate their fair values because of the short-term nature of these financial instruments

As of June 30, 2020, the Company’s balance sheet includes Level 2 liabilities comprised of the fair value of embedded derivative liabilities of $293 (see Note 8).

Concentrations of risks

For the six months ended June 30, 2020 and 2019, one customer accounted for 21% or more of revenue. No other customer accounted for 10% or more of revenue. As of June 30, 2020, one customer accounted for 18% of accounts receivable, one accounted for 14% of accounts receivable, and another accounted for 11% of account receivable. No other customer accounted for 10% or more of accounts receivable. As of December 31, 2019, two customers accounted for 19% and 12% of accounts receivable, respectively. No other customer accounted for 10% or more of accounts receivable.

As of June 30, 2020, three vendors accounted for 36% and 40% and 23% of accounts payable, respectively, and no other vendor accounted for 10% or more of accounts payable. As of June 30, 2020 no vendor accounted for 10% or more of accounts payable.

The Company maintains the majority of its cash balances with one financial institution, in the form of demand deposits that are insured by the Federal Deposit Insurance Corporation, or FDIC. At times, deposits held may exceed the amount of insurance provided by the FDIC. The Company has not experienced any losses in its cash and believes it is not exposed to any significant credit risk.

Segments

The Company operates in one segment for the development and distribution of our CBD products. In accordance with the “Segment Reporting” Topic of the ASC, the Company’s chief operating decision maker has been identified as the Chief Executive Officer and President, who reviews operating results to make decisions about allocating resources and assessing performance for the entire Company. Existing guidance, which is based on a management approach to segment reporting, establishes requirements to report selected segment information quarterly and to report annually entity-wide disclosures about products and services, major customers, and the countries in which the entity holds material assets and reports revenue. All material operating units qualify for aggregation under “Segment Reporting” due to their similar customer base and similarities in economic characteristics; nature of products and services; and procurement, manufacturing and distribution processes. Since the Company operates in one segment, all financial information required by “Segment Reporting” can be found in the accompanying financial statements.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments (Topic 326). ASU 2016-13 requires entities to use a forward-looking approach based on current expected credit losses (“CECL”) to estimate credit losses on certain types of financial instruments, including trade receivables. This may result in the earlier recognition of allowances for losses. ASU 2016-13 is effective for the Company beginning January 1, 2023, and early adoption is permitted. The Company does not believe the potential impact of the new guidance and related codification improvements will be material to its financial position, results of operations and cash flows.

F-10

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements.

NOTE 2 – LICENSE AGREEMENT

Effective January 22, 2019, the Company entered into an agreement with a wholesaler for the exclusive rights to distribute the Company’s products in the state of Colorado for three years. In consideration, the Company received an up-front payment of $100. The Company determined that the exclusive distribution agreement was a distinct agreement for the license of symbolic IP and thus should be recognized on a straight-line basis over the three-year life of the agreement. For the three and six months ended June 30, 2020 the Company recognized revenue related to this agreement in the amount of $11 and $17, respectively. For the three and six months ended June 30, 2019 the Company recognized revenue related to this agreement in the amount of $9 and $15, respectively.

NOTE 3 – INVENTORIES

Inventories are valued at the lower of cost (first-in, first-out) or net realizable value, and consisted of the following:

	June 30, 2020	December 31, 2019

Raw materials and packaging	$122	$103
Finished goods	39	20

	$161	$123

NOTE 4 - EQUIPMENT

Equipment, stated at cost, less accumulated depreciation consisted of the following:

	June 30, 2020	December 31, 2019

Machinery-technology equipment	$705	$607
Machinery-technology equipment under construction	12	30
	717	637
Less accumulated depreciation	(430)	(324)

	$287	$313

Depreciation expense for the three and six months ended June 30, 2020 was $55 and $106, respectively. Depreciation expense for the three and six months ended June 30, 2019 was $29 and $52, respectively. As of June 30, 2020, the equipment under construction is approximately 70% complete, and is expected to be completed and placed into service during the year ended December 31, 2020.

NOTE 5 - OPERATING LEASES

At December 31, 2019, the Company had one operating lease for its headquarters office space in Burbank, California that expires on July 31, 2023.

In February 2020, the Company took possession of a second leased facility consisting of office, research, and production space also located in Burbank, California. The lease commenced on January 1, 2020, and has a term for 5 years, with annual fixed rental payments ranging from $90 to $101. The aggregate total fixed rent is approximately $478 and resulted in the recognition of an operating lease right-of-use (“ROU”) asset and of corresponding lease liability of approximately $432 each. The Company also paid a security deposit of $16. At June 30, 2020, the Company did not have any other leases.

F-11

ROU assets and lease liabilities are recognized at commencement date based on the present value of lease payments over the lease term. Generally the implicit rate of interest in arrangements is not readily determinable and the Company utilizes its incremental borrowing rate in determining the present value of lease payments. The Company’s incremental borrowing rate is a hypothetical rate based on its understanding of what its credit rating would be. The operating lease ROU asset includes any lease payments made and excludes lease incentives.

The components of lease expense and supplemental cash flow information related to leases for the period are as follows:

Six months ended June 30, 2020
(in thousands)
Lease Cost
Operating lease cost (included in selling, general, and administrative expense in the Company’s statement of operations)	$99

Other Information
Cash paid for amounts included in the measurement of lease liabilities for 2020	$69
Weighted average remaining lease term – operating leases (in years)	3.5
Average discount rate – operating leases	4%

The supplemental balance sheet information related to leases for the period is as follows:

At June 30, 2020
Operating leases
Long-term right-of-use assets	$680

Short-term operating lease liabilities	$167
Long-term operating lease liabilities	525
Total operating lease liabilities	$692

Maturities of the Company’s lease liabilities are as follows:

Year Ending	Operating Leases
2020	$150
2021	186
2022	202
2023	172
2024	103
Total lease payments	813
Less: Imputed interest/present value discount	(121)
Present value of lease liabilities	692
Less current portion	(167)
Operating lease liabilities, long-term	$525

Lease expenses were $50 and $99 during the three and six months ended June 30, 2020, respectively. Lease expenses were $28 and $61 during the three and six months ended June 30, 2019, respectively.

NOTE 6 – NOTES PAYABLE

	June 30, 2020	December 31, 2019
Secured
(a) Notes payable secured by equipment	$357	$-
(b) Note payable secured by assets	50	56

Unsecured
(c) Note payable-Payroll Protection Loan	134	-
(d) Note payable- Economic Injury Disaster Loan	150	-
Total notes payable outstanding	691	56
Current portion	182	-
Long-term portion	$509	$56

F-12

(a)	In April 2020 and May 2020, the Company entered into two financing agreements aggregating $395. The notes bear interest at 10.9% per annum, are secured by the Company’s equipment, requires monthly payments of principal and interest of $21, and mature in April 2022 and May 2022. During the six months ended June 30, 2020, the Company made principal payments of $38 and at June 30, 2020, the balance due on these notes was $357.

(b)	Note payable, interest at 8.3% per annum, secured by all the assets of the Company. The note was due January 13, 2019 and on April 24, 2020, the note holder waived the default through December 31, 2020. At December 31, 2019, the balance of this Note was $56, During the six months ended June 30, 2020, the company made principal payments of $6, and at June 30, 2020, the balance due on this note was $50.

(c)	On May 7, 2020, the Company was granted a loan (the “PPP loan”) from Bank of America in the aggregate amount of $134, pursuant to the Paycheck Protection Program (the “PPP”) under the CARES Act. The PPP loan agreement is dated May 4, 2020, matures on May 4, 2022, bears interest at a rate of 1% per annum, with the first six months of interest deferred, is payable monthly commencing on November 2020, and is unsecured and guaranteed by the U.S. Small Business Administration (“SBA”). The loan term may be extended to April 20, 2025, if mutually agreed to by the Company and lender. We applied ASC 470, Debt, to account for the PPP loan. The PPP loan may be prepaid at any time prior to maturity with no prepayment penalties. Funds from the PPP loan may only be used for qualifying expenses as described in the CARES Act, including qualifying payroll costs, qualifying group health care benefits, qualifying rent and debt obligations, and qualifying utilities. The Company intends to use the entire loan amount for qualifying expenses. Under the terms of the PPP, certain amounts of the loan may be forgiven if they are used for qualifying expenses. The Company intends to apply for forgiveness of the PPP loan with respect to these qualifying expenses, however, we cannot assure that such forgiveness of any portion of the PPP loan will occur. As for the potential loan forgiveness, once the PPP loan is, in part or wholly, forgiven and a legal release is received, the liability would be reduced by the amount forgiven and a gain on extinguishment would be recorded. The terms of the PPP loan provide for customary events of default including, among other things, payment defaults, breach of representations and warranties, and insolvency events. The Company was in compliance with the terms of the PPP loan as of June 30, 2020.

(d)	On June 5, 2020, the Company received a $150 loan (the “EID Loan”) from the SBA under the SBA’s Economic Injury Disaster Loan program. The EID Loan has a thirty year term and bears interest at a rate of 3.75% per annum. Monthly principal and interest payments of $0.7 per month are deferred for twelve months, and commence in June 2021. The EID Loan may be prepaid at any time prior to maturity with no prepayment penalties. The proceeds from the EID Loan must be used for working capital. The Loan contains customary events of default and other provisions customary for a loan of this type. The Company was in compliance with the terms of the EID loan as of June 30, 2020.

NOTE 7 – CONVERTIBLE NOTES PAYABLE

Convertible notes payable consisted of the following:

	June 30, 2020	December 31, 2019
Unsecured
(a) Convertible notes with adjustable conversion prices	183	282
(b) Convertible notes with fixed conversion prices	453	-
Total convertible notes principal outstanding	636	282
Debt discount	(479)	(225)
Convertible notes, net of discount	$157	$57
Current portion	157	57
Long-term portion	$-	$-

F-13

(a)	At December 31, 2019, there were $282 of convertible notes with adjustable conversion prices outstanding. During the six months ended June 30, 2020, the Company issued one unsecured convertible promissory note for $153, bearing interest at 22% per annum, and maturing in February 2021. Also during the six months ended June 30, 2020, the Company also issued two unsecured convertible notes payable for $30, bearing interest at 10% per annum, and maturing on December 31, 2020, that were issued as loan commitment fees for notes payable. At the option of the holder, the noted are convertible into shares of the Company’s common stock at a price per share discount of 39% to 50% of the average market price of the Company’s common stock, as defined. As a result, the Company determined that the conversion options of the convertible notes were not considered indexed to the Company’s own stock and characterized the fair value of the conversion features as derivative liabilities upon issuance. The Company determined that upon issuance of the convertible note, the initial fair value of the embedded conversion features totaled $462, of which $183 was recorded as debt discount offsetting the face amount of the convertible notes, and the remainder of $279 was recorded as private placement costs. During the six months ended June 30, 2020, one convertible note payable for $282 was paid off. At June 30, 2020, the balance of the convertible notes with adjustable conversion prices was $183.

(b)

At December 31, 2019, the Company had no convertible notes outstanding with fixed conversion prices. During the six months ended June 30, 2020, the Company issued six convertible notes with fixed conversion prices aggregating $453. The notes are unsecured, bear interest at 10% per annum, and mature through February 28, 2021. The notes are convertible into shares of the Company’s common stock at a fixed conversion price of $0.05 per share. The Company recorded debt discounts of $451 to account for loan fees, beneficial conversion features, and original issue discounts. The debt discounts are amortized over the life of the notes or are amortized in full upon the conversion of the corresponding notes to common stock.

At December 31, 2019, the balance of unamortized discount on convertible notes was $225. During the six months ended June 30, 2020, debt discount of $634 was recorded, and debt discount amortization of $380 was recorded. At June 30, 2020, the balance of the unamortized discount was $479.

Note 8 – DERIVATIVE FINANCIAL INSTRUMENTS

At June 30, 2020, the Company had convertible notes outstanding that are convertible into shares of common stock of the Company at the option of the holder at price per share discounts of 39% to 50% of the Company’s common stock market price, as defined in the note agreements. As the ultimate determination of shares to be issued upon conversion of these notes could exceed the current number of available authorized shares, the Company determined that the conversion features of the convertible notes were not considered indexed to the Company’s own stock and characterized the fair value of the conversion features as derivative liabilities. Accordingly, the conversion features of the notes were separated from the host contracts (i.e. the notes) and characterized as derivative liabilities to be re-measured at the end of every reporting period with the change in value reported in the statement of operations.

At December 31, 2019, the balance of the derivative liabilities was $400. During the six months ended June 30, 2020, the Company recorded additions of $462 related to the conversion features of notes issued during the period (see Note 7), recorded a gain on extinguishment of $286 upon pay-off of a related convertible note payable, and a decrease in fair value of derivatives of $283. At June 30, 2020, the balance of the derivative liabilities was $293.

The derivative liabilities were valued at the following dates using a probability weighted Black-Scholes-Merton model with the following assumptions:

	June 30, 2020	December 31, 2019
Conversion feature:
Risk-free interest rate	0.17%	1.8%
Expected volatility	264%	222%
Expected life (in years)	1 year	1 year
Expected dividend yield	-	-

Fair Value:	-	-
Conversion feature	$293	$400

F-14

The risk-free interest rate was based on rates established by the Federal Reserve Bank. The expected volatility is based on the historical volatility of the Company’s stock. The expected life of the conversion feature of the notes was based on the remaining terms of the related notes. The expected dividend yield was based on the fact that the Company has not customarily paid dividends to its common stockholders in the past and does not expect to pay dividends to its common stockholders in the future.

NOTE 9 – STOCKHOLDERS’ EQUITY

Series A Preferred Stock

On April 14, 2020, the Company filed a Certificate of Designation for the Company’s Series A Preferred Stock with the Secretary of State of Nevada designating 2,500,000 shares of its authorized preferred stock as Series A Preferred Stock, par value of $0.001 per share. The Series A Preferred Stock is not entitled to receive any dividends or liquidation preference and are not convertible into shares of the Company’s common stock. The holders of the Series A Preferred Stock, in the aggregate, have voting power equal to 51% of the total votes of all of the outstanding common and preferred stock of the Company entitled to vote. Accordingly, each share of Series A Preferred Stock shall have voting rights equal to one and one-tenth (1.1) times a fraction, the numerator of which is the shares of outstanding common stock and undesignated preferred stock of the Company and the denominator of which is number of shares of outstanding Series A Preferred Stock. With respect to all matters upon which stockholders are entitled to vote or give consent, the holders of the outstanding shares of Series A Preferred Stock shall vote with the holders of the common stock and any outstanding preferred stock without regard to class, except as to those matters on which separate class voting is required by applicable law or the Company’s Articles of Incorporation.

Common Stock

During the six months ended June 30, 2020, the Company issued 388,889 shares of common stock in a private placement of shares at a price of $0.27 per share for total proceeds of $105.

During the six months ended June 30, 2019, the Company received $625 for subscriptions to purchase 1,250,750 shares of common stock in a private placement of shares at a price of $0.50 per share.

NOTE 10 – STOCK BASED COMPENSATION

Preferred stock

On April 14, 2020, The Company issued 2,500,000 shares of a newly created class of preferred stock, Series A Preferred Stock to the Company’s Chief Executive Officer in a private placement transaction. The fair value of the Series A Preferred shares was determined to be $465 and was recorded as stock compensation in selling, general and administrative expense during the six months ended June 30, 2020. The Company determined the fair value of the Series A Preferred shares by obtaining an independent valuation of the fair value of the Company’s Series A Preferred shares.

Common stock

During the six months ended June 30, 2020, the Company issued 451,198 shares of common stock to employees and officers of the Company. The fair value of the shares was determined to be $51 based on the closing price of the Company’s common stock on the dates shares were granted, and recorded as stock compensation in selling, general and administrative expense during the six months ended June 30, 2020.

During the six months ended June 30, 2020, the Company issued 1,250,117 shares of common stock to consultants and convertible note holders for services. The fair value of the shares was determined to be $187 based on the closing price of the Company’s common stock on the dates shares were granted, and recorded as stock compensation in selling, general and administrative expense during the six months ended June 30, 2020.

During the six months ended June 30, 2020, the Company issued 705,000 shares of common stock to convertible note holders for loan fees. The fair value of the shares was determined to be $89 based on the closing price of the Company’s common stock on the dates shares were granted, and was recorded as debt discount to be amortized over the term of the related convertible notes payable. During the six months ended June 30, 2020, amortization of $53 was recoded.

F-15

Restricted common stock

On May 20, 2019, the Company agreed to issue 8,000,000 shares of the Company’s common stock with vesting terms to a consultant for services. 1,000,000 shares vested immediately, and the balance of 7,000,000 shares will vest 625,000 shares per quarter over 2.8 years. In the event the consultants service with the Company terminates, any or all of the shares of common stock held by such recipient that have not vested as of the date of termination are forfeited to the Company in accordance with such restricted grant agreement.

The total fair value of the 8,000,000 shares was determined to be $4,000 based on the price per shares of a contemporaneous private placement of the Company’s common stock on the date granted. The Company accounts for the share awards using a graded vesting attribution method over the requisite service period, as if each tranche were a separate award. During the six months ended June 30, 2020, total share-based expense recognized related to vested restricted shares totaled $762. At June 30, 2020, there was $1,104 of unvested compensation related to these awards that will be amortized over a remaining vesting period of 1.7 years.

The following table summarizes restricted common stock activity for the six months ended June 30, 2020:

	Number of shares	Fair value of shares (in thousands)
Non-vested shares, December 31, 2019	5,750,000	$1,682
Granted	-	-
Vested	(1,250,000)	(426)
Forfeited	-	-
Non-vested shares, June 30, 2020	4,500,000	$1,103

As of June 30, 2020, no shares have been issued and 3,500,000 vested shares are included in shares to be issued on the accompanying financial statements

Stock Options

During the year ended December 31, 2019, the Company issued options exercisable into 3,290,000 shares of common stock. The options initially had an exercise price of $0.23 per share, and this was amended in May 2020 to $0.10 per share. The Company used the Black-Scholes-Merton option pricing model to estimate the fair value of the modified option grants immediately before and immediately after the modification and determined the change in fair value related to the modification was de minimis.

In April 2020, the Company issued options exercisable into 300,000 shares of common stock which vested immediately. The options have an exercise price of $0.14 per share, and expire in ten years. Total fair value of these options at grant date was approximately $30, which was determined using the Black-Scholes-Merton option pricing model with the following average assumption: stock price $0.14 per share, expected term ranging from five years, volatility 236%, dividend rate of 0% and risk-free interest rate of 0.17%.

During the six months ended June 30, 2020, the Company recognized $182 of compensation expense relating to vested stock options. As of June 30, 2020, the amount of unvested compensation related to stock options was approximately $409 which will be recorded as an expense in future periods as the options vest.

The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of measurement corresponding with the expected term of the share option award; the expected term represents the weighted-average period of time that share option awards granted are expected to be outstanding giving consideration to vesting schedules and historical participant exercise behavior; the expected volatility is based upon historical volatility of the Company’s common stock; and the expected dividend yield is based on the fact that the Company has not paid dividends in the past and does not expect to pay dividends in the future.

F-16

A summary of stock option activity during the three months ended June 30, 2020:

	Number of options	Weighted Average Exercise Price	Contractual Life in Years
Options Outstanding as of December 31, 2019	3,230,000	$0.10	6.0
Granted	300,000	0.14	10.0
Exercised	-	-	-
Expired	-	-	-
Options Outstanding as of June 30, 2020	3,530,000	0.11	6.5
Options Exercisable as of June 30, 2020	2,233,045	$0.10	5.5

At June 30, 2020, the options outstanding had an intrinsic value of approximately $97.

NOTE 11 – COMMITMENTS AND CONTINGENCIES

The Company has an agreement with an individual in consideration of the Company’s exclusive use of patented technology developed by the individual. Pursuant to the agreement, as amended, the Company shall pay a royalty of 25% of all the net income from the sale of licensed products, as defined with a minimum royalty of $35 per month payable in cash or common stock of the Company. In addition, the Company agreed to issue 8,000,000 shares of the Company’s common stock with vesting terms to the individual (see Note 10). During the three and six months ended June 30, 2020, the Company paid $171 and $212 to the individual.

NOTE 12 – SUBSEQUENT EVENTS

In July 2020, the Company issued 500,000 shares of common stock with a fair value of approximately $69 to a consultant for services.

In July 2020, the Company issued five notes payable for aggregate proceeds of $250,000. In connection with these transactions, the Company issued 258,332 shares of common stock with a fair value of $44 as loan fees.

In July 2020, the Company issued 72,522 shares of common stock with a fair value of $10 to two note payable holders for fees.

F-17

Report of Independent Registered Public Accounting Firm

The Stockholders and Board of Directors of Quanta, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Quanta, Inc. and Subsidiary (the “Company”) as of December 31, 2019 and 2018, the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for the year ended December 31, 2019 and the nine-month transition period ended December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the year ended December 31, 2019, and for the nine-month transition period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, during the year ended December 31, 2019, the Company incurred a net loss and utilized cash in operations, and at December 31, 2019, had a working capital deficiency. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2019.

/s/ Weinberg & Company, P.A.
Los Angeles, California
April 3, 2020

F-18

QUANTA, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	December 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash	$433,143	$35,820
Accounts receivable	28,260	19,561
Inventories	122,519	-
Prepaid expenses	7,500	-
Total current assets	591,422	55,381

Equipment, net	313,478	372,880
Operating lease right-of-use asset	332,980	-
Security deposits	33,652	16,770

Total assets	$1,271,532	$445,031

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$73,598	$9,617
Notes payable ($55,850 in default at December 31, 2019)	55,850	180,000
Deferred revenue, license agreement	32,742	-
Operating lease liabilities	85,662	-
Convertible note payable (net of discount of $224,660)	57,340	-
Derivative liabilities	400,139	-
Total current liabilities	705,331	189,617

Long term liabilities
Deferred revenue, licenses agreement, long-term	35,470	-
Operating lease liabilities, long-term	251,791	-
Total liabilities	992,592

Stockholders’ equity:
Preferred stock, $0.001 par value; 25,000,000 shares authorized; none issued or outstanding	-	-
Common stock, $0.001 par value; 100,000,000 shares authorized; 49,087,255 and 39,200,090 shares issued and outstanding as of December 31, 2019 and December 31, 2018, respectively	49,087	39,200
Shares to be issued (7,318,519 and 612,000 shares to be issued as of December 31, 2019 and December 31, 2018, respectively)	2,847,868	306,000
Additional paid-in capital	5,619,733	2,360,598
Accumulated deficit	(8,237,748)	(2,450,384)
Total stockholders’ equity	278,940	255,414

Total liabilities and stockholders’ equity	$1,271,532	$445,031

See notes to consolidated financial statements

F-19

QUANTA, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31, 2019	Nine months ended December 31, 2018

Sale of products, net	$1,237,200	$225,254
License revenue	31,788	-
Total revenue	1,268,988	225,254
Cost of goods sold	303,720	183,681
Gross profit	965,268	41,573

Operating expenses:
Labor and related	1,302,391	454,179
Research and development	351,670	207,600
Selling, general, and administrative	4,799,030	1,055,805
Total operating expenses	6,453,091	1,717,584
Loss from operations	(5,487,823)	(1,676,011)

Other income (expense):
Interest expense	(226,239)	-
Interest income	37	39
Extinguishment of derivative liabilities	145,565	-
Change in fair value of derivative liabilities	19,491	-
Private placement costs	(238,395)	-
Gain on forgiveness of accrued interest	-	21,000
Gain on extinguishment of debt	-	41,000
Other income and expense, net	(299,541)	62,039

Net loss	$(5,787,364)	$(1,613,972)

Net loss per share, basic and diluted	$(0.14)	$(0.05)
Weighted average common shares outstanding – basic and diluted	42,808,603	35,100,108

See notes to consolidated financial statements.

F-20

QUANTA, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE YEAR ENDED DECEMBER 31, 2019

AND THE NINE MONTHS ENDED DECEMBER 31, 2018

	Common Stock, par value $0.001		Additional
	Number of shares	Amount	paid-in capital	Shares to be issued	Accumulated deficit	Total
Balance, March 31, 2018	21,908,810	$21,909	$(11,909)	$-	$(836,412)	$(826,412)
Shares issued for recapitalization	6,500,000	6,500	(6,500)	-	-	-
Costs of recapitalization	-	-	(495,760)	-	-	(495,760)
Shares issued for cash	6,500,090	6,500	1,293,518	-	-	1,300,018
Fair value of shares issued for settlement of convertible notes payable	3,771,040	3,771	1,011,229	-	-	1,015,000
Fair value of shares issued for services	520,150	520	193,510	-	-	194,030
Fair value of warrants issued for services	-	-	376,510	-	-	376,510
Cash received for shares to be issued	-	-	-	306,000	-	306,000
Net loss for the nine months ended December 31, 2018	-	-	-	-	(1,613,972)	(1,613,972)
Balance, December 31, 2018	39,200,090	39,200	2,360,598	306,000	(2,450,384)	255,414
Issuance of shares	612,000	612	305,388	(306,000)	-	-
Shares issued for cash	6,330,750	6,331	2,084,044	-	-	2,090,375
Cash received for shares to be issued	-	-	-	530,000	-	530,000
Shares issued for cashless exercise of warrants	2,590,910	2,590	(2,590)	-	-	-
Fair value of shares for services	212,505	213	106,040	2,317,868	-	2,424,121
Fair value of vested options	-	-	711,404	-	-	711,404
Fair value of shares issued for loan fee	141,000	141	54,849	-	-	54,990
Net loss	-	-	-	-	(5,787,364)	(5,787,364)
Balance, December 31, 2019	49,087,255	$49,087	$5,619,733	$2,847,868	$(8,237,748)	$278,940

See accompanying notes to financial statements

F-21

QUANTA, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2019	Nine Months Ended December 31, 2018
CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(5,787,364)	$(1,613,972)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	173,902	86,875
Fair value of shares issued for services	2,424,121	194,030
Fair value of vested options	711,404	-
Fair value of warrants issued for services	-	376,510
Extinguishment of derivative liabilities	(145,565)	-
Change in fair value of derivatives	(19,491)	-
Private placement costs	238,395	-
Amortization of convertible note discount	185,330	-
Gain on forgiveness of accrued interest	-	(21,000)
Gain on extinguishment of debt	-	(41,000)
Amortization of operating lease right-of-use asset	87,132	-
Changes in operating assets and liabilities:
Accounts receivable	(8,699)	(19,561)
Inventories	(122,519)	-
Prepaid expenses	(7,500)	-
Accounts payable and accrued liabilities	63,981	9,617
Deferred revenue, license agreement	68,212	-
Operating lease liabilities	(82,659)	-
Net cash used in operating activities	(2,221,320)	(1,028,501)

CASH FLOW FROM INVESTING ACTIVITIES:
Purchase of equipment	(114,500)	(175,000)
Payment of security deposit	(16,882)	(16,770)
Net cash used in investment activities	(131,382)	(191,770)

CASH FLOW FROM FINANCING ACTIVITIES:
Proceeds from shares issued for cash	2,090,375	1,300,018
Proceeds from shares to be issued	530,000	306,000
Proceeds from convertibles notes payable	326,800	-
Proceeds from notes payable	-	100,000
Principal payments of notes payable	(124,150)	-
Principal payment of convertible note payable	(73,000)
Costs of recapitalization	-	(495,760)
Net cash provided by financing activities	2,750,025	1,210,258
Decrease in cash	397,323	(10,013)
Cash and cash equivalents, beginning of period	35,820	45,833
Cash and cash equivalents, end of period	$433,143	$35,820

Supplemental Disclosures of Cash Flow Information:
Cash paid for taxes	$800	$1,600
Cash paid for Interest	15,080	-

Non-cash investing and financing activities
Derivative liabilities allocated to convertible note discount	$326,800	$-
Original issue discount	28,200	-
Fair value of shares issued for loan fee	54,990	-
Shares issued for cashless exercise of warrant	2,590	-
Fair value of shares issued for settlement of convertible notes payable	-	1,015,000

See notes to consolidated financial statements

F-22

QUANTA, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2019 AND

THE NINE MONTHS ENDED DECEMBER 31, 2018

NOTE 1 – DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Quanta, Inc (“the Company”) was incorporated as Freight Solution, Inc. (“Freight Solution”) on April 28, 2016 in the State of Nevada. Effective June 6, 2018, Bioanomaly Inc. (“Bioanomaly”) was acquired by Freight Solution pursuant to a merger agreement in which the shareholders of Bioanomaly exchanged all of the outstanding shares of Bioanomaly for 21,908,810 newly issued shares of Freight Solution’s common stock. Freight Solution shareholders retained 6,500,000 shares of common stock, which represented 23% of the issued and outstanding stock following the merger. The acquisition was accounted for as a reverse merger transaction. In connection with the closing of the merger, Freight Solution’s management was replaced by Bioanomaly’s management. On July 11, 2018, the Company changed its name to Quanta, Inc. The Company is an applied science company focused on increasing energy levels in plant matter to increase performance within the human body. The Company’s operations are based in Burbank, California.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As reflected in the accompanying financial statements, for the year ended December 31, 2019, the Company incurred a net loss of $5,787,364 and used cash in operating activities of $2,221,320, and at December 31, 2019, the Company had a had a working capital deficiency of $113,909. These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year of the date that the financial statements are issued. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

At December 31, 2019, the Company had cash on hand in the amount of $433,143. Subsequent to December 31, 2019 the Company received $153,000 from the issuance of a convertible note payable and $30,000 for subscriptions to purchase shares of common stock. Management estimates that the current funds on hand will be sufficient to continue operations through the next six months. The Company’s ability to continue as a going concern is dependent upon improving its profitability and the continuing financial support from its shareholders. Management believes the existing shareholders or external financing will provide the additional cash to meet the Company’s obligations as they become due. No assurance can be given that any future financing, if needed, will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company is able to obtain additional financing, if needed, it may contain undue restrictions on its operations, in the case of debt financing, or cause substantial dilution for its stockholders, in the case of equity financing

Basis of presentation and principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting standards generally accepted in the United States of America.

In December 2018, the Company its fiscal year end from March 31 to December 31. The transition period covering the nine-month period from April 1, 2018 to December 31, 2018 is included in the accompany consolidated financial statements.

The consolidated financial statements include the accounts of Quanta Inc, and its wholly-owned subsidiary, Bioanomaly, Inc. All intercompany balances and transactions have been eliminated in consolidation.

F-23

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant accounting estimates include certain assumptions related to, among others, allowance for doubtful accounts receivable, impairment analysis of long-term assets, valuation allowance on deferred income taxes, assumptions used in valuing stock instruments issued for services, assumptions made in valuing derivative liabilities, and the accrual of potential liabilities. Actual results may differ from these estimates.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount less an allowance for any uncollectible accounts if deemed necessary, and payments are generally due within thirty to forty-five days of invoicing. Management reviews the adequacy of the allowance for doubtful accounts on an ongoing basis, using historical collection trends and aging of receivables. Management also periodically evaluates individual customer’s financial condition, credit history, and the current economic conditions to make adjustments in the allowance when it is considered necessary. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. At December 31, 2019 and December 31, 2018, the Company did not record any allowance for uncollectible accounts.

Inventories

Inventories are stated at the lower of cost or net realizable value. We regularly review our inventory quantities on hand and record a provision for excess and obsolete inventory based primarily on our estimated forecast of product demand and our ability to sell the product(s) concerned. Demand for our products can fluctuate significantly. Additionally, our management’s estimates of future product demand may be inaccurate, which could result in an understated or overstated provision required for excess and obsolete inventory. At December 31, 2019 and 2018, the Company had no reserve for inventory obsolescence.

Equipment

Equipment is stated at cost less accumulated depreciation. Depreciation is provided over the estimated useful lives of the equipment, which is three years, using the straight-line method. Expenditures for major additions and improvements are capitalized and minor repairs and maintenance are charged to expense as incurred. When equipment is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period.

Management assesses the carrying value of equipment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If there is indication of impairment, management prepares an estimate of future cash flows expected to result from the use of the asset and its eventual disposition. If these cash flows are less than the carrying amount of the asset, an impairment loss is recognized to write down the asset to its estimated fair value. For the year ended December 31, 2019 and for the nine-months period ended December 31, 2018, the Company determined there were no indicators of impairment of its property and equipment.

Revenue

The Company follows the guidance of Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers. ASC 606 creates a five-step model that requires entities to exercise judgment when considering the terms of contracts, which includes (1) identifying the contracts or agreements with a customer, (2) identifying our performance obligations in the contract or agreement, (3) determining the transaction price, (4) allocating the transaction price to the separate performance obligations, and (5) recognizing revenue as each performance obligation is satisfied. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the services it transfers to its clients.

Product Sales—Revenue from sales of the Company’s CBD products is recognized at the point in time when the Company’s performance obligations with the applicable customers have been satisfied. At contract inception, the Company determines if the contract is within the scope of ASC Topic 606 and then evaluates the contract using the following five steps: (1) identify the contract with the customer; (2) identify the performance obligations; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations; and (5) recognize revenue at the point in time when the entity satisfies a performance obligation.

F-24

Revenue is recorded at the transaction price, which is the amount of consideration the Company expects to receive in exchange for transferring products to a customer. Generally, the Company’s performance obligations are transferred to the customer at a point in time, typically upon delivery of products. The Company historically has offered no discounts, rebates, rights of return, or other allowances to clients which would result in the establishment of reserves against revenue.

The Company sells its products (i) directly to customers (“DTC”) through online orders from our websites, and DTC sales at conventions and events; and (ii) through wholesalers, including physicians, pharmacies, fitness studios, grocery stores, and other organizations.

License revenue— Revenue from symbolic IP is recognized over the access period to the Company’s IP (see Note 2).

Cost of goods sold includes direct costs and fees related to the sale of our products.

Disaggregated Revenue

The composition of the Company’s net revenues recognized during the year ended December 31, 2019 and the nine-month period ended December 31, 2018, disaggregated by source and nature, are as follows:

	Year ended December 31, 2019	Nine-months ended December 31, 2018
By Sales Channel:
Direct to consumer	$443,916	$67,806
Wholesale	793,284	157,448
License Revenue	31,788	-
	$1,268,988	$225,254

By Geographic Territory:
California	$766,469	$156,974
Other states	477,139	68,280
International	25,380	-
	$1,268,988	$225,254

Leases

Prior to January 1, 2019, the Company accounted for leases under ASC 840, Accounting for Leases. Effective January 1, 2019, the Company adopted the guidance of ASC 842, Leases, which requires an entity to recognize a right-of-use asset and a lease liability for virtually all leases. The Company adopted ASC 842 using a modified retrospective approach. As a result, the comparative financial information has not been updated and the required disclosures prior to the date of adoption have not been updated and continue to be reported under the accounting standard in effect for those periods. The adoption of ASC 842 on January 1, 2019 resulted in the recognition of operating lease right-of-use assets and lease liabilities of $420,112 and did not result in a cumulative-effect adjustment to accumulated deficit (see Note 5).

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. For stock-based derivative financial instruments, the Company uses a probability weighted average Black-Scholes-Merton model to value the derivative instruments at inception and on subsequent valuation dates through the December 31, 2019, reporting date. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period

Income taxes

The Company accounts for income taxes using an asset and liability approach which allows for the recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

Stock Compensation

The Company issues stock options, warrants, shares of common stock, and restricted stock unit awards, as share-based compensation to employees and non-employees. The Company accounts for its share-based compensation to employees in accordance with FASB ASC 718, Compensation – Stock Compensation (Topic 718). Stock-based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the requisite service period.

In periods through December 31, 2018, the Company accounted for share-based compensation issued to non-employees and consultants in accordance with the provisions of FASB ASC 505-50, Equity - Based Payments to Non-Employees. Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable: (a) the goods or services received; or (b) the equity instruments issued. The final fair value of the share-based payment transaction is determined at the performance completion date. For interim periods, the fair value is estimated, and the percentage of completion is applied to that estimate to determine the cumulative expense recorded.

On January 1, 2019, the Company adopted ASU 2018-07, Compensation - Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. ASU 2018-07 simplifies the accounting for share-based transactions by expanding the scope of Topic 718 from only being applicable to share-based payments to employees to also include share-based payment transactions for acquiring goods and services from nonemployees. As a result, nonemployee share-based transactions are measured by estimating the fair value of the equity instruments at the grant date, taking into consideration the probability of satisfying performance conditions. The adoption of ASU 2018-07 did not have a material impact on the Company’s financial statements.

Advertising costs

Advertising costs are expensed as incurred. During the year ended December 31, 2019 and the nine-month period ended December 31, 2018, advertising costs totaled $103,401 and $27,529, respectively.

Research and Development Costs

Costs incurred for research and development are expensed as incurred. During the year ended December 31, 2019 and the nine-month period ended December 31, 2018, research and development costs totaled $351,670 and 207,600, respectively and include salaries, benefits, and overhead costs of personnel conducting research and development of the Company’s products.

Net Loss per Share

Basic net loss per share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period. Shares used in the calculation of basic net loss per common share include vested but unissued shares underlying awards of restricted common stock. Diluted loss per share reflects the potential dilution, using the treasury stock method that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the loss of the Company. In computing diluted loss per share, the treasury stock method assumes that outstanding warrants and convertible notes are exercised and the proceeds are used to purchase common stock at the average market price during the period. Warrants and convertible notes may have a dilutive effect under the treasury stock method only when the average market price of the common stock during the period exceeds the exercise price of the options and warrants.

F-25

For the year ended December 31, 2019, the dilutive impact of stock options exercisable into 3,290,000 shares of common stock, 8,000,000 shares of restricted stock to be issued, and convertible notes payable that can convert into 889,469 shares of common stock have been excluded from calculation of weighted average shares because their impact on the loss per share is anti-dilutive. For the year ended December 31, 2019, the dilutive impact of stock warrants exercisable into 3,000,000 shares of common stock have been excluded because their impact on the loss per share is anti-dilutive.

Fair Value of Financial Instruments

The Company follows the authoritative guidance issued by the Financial Accounting Standards Board (“FASB”) for fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. A fair value hierarchy was established, which prioritizes the inputs used in measuring fair value into three broad levels as follows:

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly.

Level 3—Unobservable inputs based on the Company’s assumptions.

The Company is required to use of observable market data if such data is available without undue cost and effort.

The Company believes the carrying amount reported in the balance sheet for cash, accounts receivable, accounts payable and accrued liabilities, and notes payable, approximate their fair values because of the short-term nature of these financial instruments

As of December 31, 2019, the Company’s balance sheet includes Level 2 liabilities comprised of the fair value of embedded derivative liabilities of $400,139 (see Note 8).

Concentrations of risks

For the year ended December 31, 2019 and the nine-month period ended December 31, 2018, no customer accounted for 10% or more of revenue. As of December 31, 2019, two customers accounted for 19% and 12% of accounts receivable, respectively, and no other customer accounted for 10% or more of accounts receivable. As of December 31, 2018, no customer accounted for more than 10% of accounts receivable.

F-26

Additionally, for the same periods, no vendor accounted for 10% or more of the Company’s cost of goods sold, or accounts payable at period-end.

The Company maintains the majority of its cash balances with one financial institution, in the form of demand deposits that are insured by the Federal Deposit Insurance Corporation, or FDIC. At times, deposits held may exceed the amount of insurance provided by the FDIC. The Company has not experienced any losses in its cash and believes it is not exposed to any significant credit risk.

Segments

The Company operates in one segment for the development and distribution of our CBD products. In accordance with the “Segment Reporting” Topic of the ASC, the Company’s chief operating decision maker has been identified as the Chief Executive Officer and President, who reviews operating results to make decisions about allocating resources and assessing performance for the entire Company. Existing guidance, which is based on a management approach to segment reporting, establishes requirements to report selected segment information quarterly and to report annually entity-wide disclosures about products and services, major customers, and the countries in which the entity holds material assets and reports revenue. All material operating units qualify for aggregation under “Segment Reporting” due to their similar customer base and similarities in economic characteristics; nature of products and services; and procurement, manufacturing and distribution processes. Since the Company operates in one segment, all financial information required by “Segment Reporting” can be found in the accompanying financial statements.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Credit Losses - Measurement of Credit Losses on Financial Instruments (“ASC 326”). The standard significantly changes how entities will measure credit losses for most financial assets, including accounts and notes receivables. The standard will replace today’s “incurred loss” approach with an “expected loss” model, under which companies will recognize allowances based on expected rather than incurred losses. Entities will apply the standard’s provisions as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective. The standard is effective for interim and annual reporting periods beginning after December 15, 2022. The Company is currently assessing the impact of adopting this standard on the Company’s financial statements and related disclosures.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements.

NOTE 2 – LICENSE AGREEMENT

Effective January 22, 2019, the Company entered into an agreement with a wholesaler for the exclusive rights to distribute the Company’s products in the state of Colorado for three years. In consideration, the Company received an up-front payment of $100,000. The Company determined that the exclusive distribution agreement was a distinct agreement for the license of symbolic IP and thus should be recognized on a straight-line basis over the three-year life of the agreement. For the year ended December 31, 2019, the Company recognized revenue related to this agreement of $31,788. For the nine month period ended December 31, 2018, no distribution fee revenue was recorded.

F-27

NOTE 3 – INVENTORIES

Inventories are valued at the lower of cost (first-in, first-out) or net realizable value, and consisted of the following:

	December 31, 2019	December 31, 2018

Raw materials and packaging	$102,428	$-
Finished goods	20,091	-

	$122,519	$-

NOTE 4 - EQUIPMENT

Equipment, stated at cost, less accumulated depreciation consisted of the following:

	December 31, 2019	December 31, 2018

Machinery-technology equipment	$607,000	$347,500
Machinery-technology equipment under construction	30,000	175,000
	637,000	522,500
Less accumulated depreciation	(323,522)	(149,620)

	$313,478	$372,880

Depreciation expense for the year ended December 31, 2019 and transition period ended December 31, 2018 was $173,903 and $185,835, respectively. As of December 31, 2019, the equipment under construction is approximately 33% complete, and is expected to be completed and placed into service during the year ended December 31, 2020.

NOTE 5 - OPERATING LEASE

The Company leases its headquarters office space in Burbank, California under an operating lease that expires on July 31, 2023. At December 31, 2019, the Company did not have any other leases.

Operating lease right-of-use (“ROU”) assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Generally the implicit rate of interest in arrangements is not readily determinable and the Company utilizes its incremental borrowing rate in determining the present value of lease payments. The Company’s incremental borrowing rate is a hypothetical rate based on its understanding of what its credit rating would be. The operating lease ROU asset includes any lease payments made and excludes lease incentives.

Prior to January 1, 2019, the Company accounted for leases under ASC 840, Accounting for Leases. Effective January 1, 2019, the Company adopted the guidance of ASC 842, Leases (“ASC 842”), which requires an entity to recognize a right-of-use asset and a lease liability for certain leases. The Company adopted ASC 842 using a modified retrospective approach. As a result, the comparative financial information has not been updated and the required disclosures prior to the date of adoption have not been updated and continue to be reported under the accounting standards in effect for those periods. The adoption of ASC 842 on January 1, 2019, resulted in the recognition of operating lease right-of-use assets of $420,112 and corresponding lease liabilities of approximately the same amount. There was no cumulative-effect adjustment to accumulated deficit. As of December 31, 2019, the unamortized right of use asset was $332,980 and total lease liabilities were $337,453, of which $85,662 was current.

F-28

The components of lease expense and supplemental cash flow information related to leases for the period are as follows:

Year ended December 31, 2019
Lease Cost
Operating lease cost (included in selling, general, and administrative expense in the Company’s statement of operations)	$107,588

Other Information
Cash paid for amounts included in the measurement of lease liabilities for 2019	$98,375
Weighted average remaining lease term – operating leases (in years)	3.5
Average discount rate – operating leases	4%

The supplemental balance sheet information related to leases for the period is as follows:

At December 31, 2019
Operating leases
Long-term right-of-use assets	$332,980

Short-term operating lease liabilities	$85,662
Long-term operating lease liabilities	251,791
Total operating lease liabilities	$337,453

Maturities of the Company’s lease liabilities are as follows:

Year Ending	Operating Leases
2020	$97,625
2021	102,506
2022	107,632
2023	55,126
Total lease payments	362,889
Less: Imputed interest/present value discount	(25,436)
Present value of lease liabilities	337,453
Less current portion	(85,662)
Operating lease liabilities, long-term	$251,791

Lease expense were $107,588 and $42,040 during the year ended December 31, 2019 and the nine-month period ended December 31, 2018, respectively.

Subsequent to December 31, 2019, the Company commenced leasing a second facility in addition to its headquarters facility described above (See Note 13).

NOTE 6 – NOTES PAYABLE

	December 31, 2019	December 31, 2018

Note payable, in default, due January 13, 2019, interest at 8.3% per annum, secured by all the assets of the Company. As of the date of the financial statements, the note has not been fully paid, and the Company is in negotiations with the lender to cure this default.	$55,850	$80,000

Note payable, unsecured, due January 6, 2019, interest at 10% per year. The note was paid off in 2019.	-	100,000

Total notes payable (all current portion)	$55,850	$180,000

F-29

NOTE 7 – CONVERTIBLE NOTES PAYABLE

At December 31, 2018, there was no balance of convertible notes payable. During 2019, the Company issued two convertible promissory notes for the principal sum of $355,000, of which $326,800 was received as proceeds, and $28,200 was recorded as original issue discount (OID). During 2019, one convertible note for $73,000 was repaid. At December 31, 2019, one convertible note for $282,000 was outstanding. The outstanding note is unsecured, bears interest at 12%, and is due April 29, 2020.

At the option of the holders, the notes issued in 2019 are convertible into shares of the Company’s common stock at a price per share discount of 39% to 40% of the average market price of the Company’s common stock, as defined. As a result, the Company determined that the conversion option of the convertible notes were not considered indexed to the Company’s own stock and characterized the fair value of the conversion features as derivative liabilities upon issuance. The Company determined that upon issuance of the convertible notes in October 2019, the initial fair value of the embedded conversion features totaled $565,195 (see Note 8), of which $326,800 was recorded as debt discount offsetting the face amount of the convertible notes, and the remainder of $238,395 was recorded as private placement costs.

At December 31, 2018, there was no balance of discount on convertible notes payable. During 2019, note discount of $355,000 was recorded, made up of $28,200 OID and $326,800 of discount related to derivative liabilities. In addition, $54,990 of loan costs recorded on one convertible note (see below) are included with the discount. The discount and loan costs are amortized over the term of the related note payable. During 2019, total debt discount and loan costs amortization was $185,330, and at December 31, 2019, the unamortized debt discount and loan fee totaled $224,660.

In connection with the issuance of one convertible note with the principal balance of $282,000, the Company issued as a commitment fee 141,000 shares of its common stock (the “Non-Returnable Shares”) as well as 705,000 shares of its common stock (the “Returnable Shares”). The Company recorded the fair value of the Non-Returnable fees of $54,990 as a loan cost. The Returnable Shares are an own-share lending arrangement issued in contemplation of a debt offering and such shares will be returned to the Company if no event of default has occurred prior to April 29, 2020, the maturity date of the note. At issuance, the fair value of the share lending arrangement was determined to be immaterial. In accordance with ASC 470-20, the shares are not deemed issued until it becomes more likely than not that they will not be returned and at such point the shares should be measured at fair value and such value recognized as a financing cost. At December 31, 2019, management determined that it is probable that the Company will pay the note in full when due, and meet all other conditions in the note agreement. Accordingly, management feels that it is more likely than not that the returnable shares will be returned to the Company and therefore the 705,000 Returnable Shares have not been recorded as being issued as of December 31, 2019, nor are they included in basic net loss per share or as potentially dilutive shares in calculating the diluted net loss per share.

NOTE 8 – DERIVATIVE FINANCIAL INSTRUMENTS

During 2019, the Company had convertible promissory notes outstanding that are convertible into shares of common stock of the Company at the option of the holder at price per share discounts ranging from 39% to 40% of the Company’s common stock market price, as defined in the note agreements. As the ultimate determination of shares to be issued upon conversion of these notes could exceed the current number of available authorized shares, the Company determined that the conversion features of the convertible notes were not considered indexed to the Company’s own stock and characterized the fair value of the conversion features as derivative liabilities. Accordingly, the conversion features of the notes were separated from the host contracts (i.e. the notes) and characterized as derivative liabilities to be re-measured at the end of every reporting period with the change in value reported in the statement of operations.

At December 31, 2018, there was no balance of derivative liabilities. During the year ended December 31, 2019, the Company recorded additions of $565,195 related to the conversion features of notes issued during the period (see Note 7), and a decrease in fair value of derivatives of ($19,491). In addition, the Company recorded a decrease in derivative liability of ($145,565) related to derivative liabilities that were extinguished when the related convertible note payable was paid off (see Note 7). At December 31, 2019, the balance of the derivative liabilities was $400,139.

The derivative liabilities were valued at the following dates using a probability weighted Black-Scholes-Merton model with the following assumptions:

	December 31, 2019	October 2019 (dates of inception)
Conversion feature:
Risk-free interest rate	1.77%	1.75%
Expected volatility	222%	223%
Expected life (in years)	1 year	1 year
Expected dividend yield	-	-

Fair Value:
Conversion feature	$400,139	$565,195

F-30

The risk-free interest rate was based on rates established by the Federal Reserve Bank. The expected volatility is based on the historical volatility of the Company’s stock. The expected life of the conversion feature of the notes was based on the remaining terms of the related notes. The expected dividend yield was based on the fact that the Company has not customarily paid dividends to its common stockholders in the past and does not expect to pay dividends to its common stockholders in the future.

NOTE 9 – INCOME TAXES

The Company had no income tax expense for the year ended December 31, 2019 and the nine-month period ended December 31, 2018. The following is a reconciliation of the statutory federal income tax rate to the Company’s effective tax rate:

	Year ended December 31, 2019	Nine-months ended December 31, 2018

Federal tax at statutory rate	21.0%	21.0%
State tax, net of federal benefit	7.0	7.0
Change in valuation allowance	(28.0)	(28.0)

Effective income tax rate	0.0%	0.0%

Deferred tax assets and liabilities consist of the following:

	December 31, 2019	December 31, 2018
Deferred tax assets:
Stock-based compensation	$1,039,000	$160,000
Operating lease liability	94,000	-
Derivative expenses	67,000	-
Net operating loss carryforwards	1,132,000	425,000
Gross deferred tax assets	2,332,000	585,000
Less: valuation allowance	(2,103,000)	(540,000)
Total deferred tax assets	229,000	45,000
Deferred tax liabilities:
Depreciation	90,000	45,000
Derivative gain	46,000	-
Operating lease right-of-use asset	93,000	-
Total deferred tax liabilities	229,000	45,000
Net deferred tax asset (liability)	$-	$-

F-31

The provisions of ASC Topic 740, Accounting for Income Taxes, require an assessment of both positive and negative evidence when determining whether it is more likely than not that deferred tax assets are recoverable. For the year ended December 31, 2019 and the nine-month period ended December 31, 2018, based on all available objective evidence, including the existence of cumulative losses, the Company determined that it was more likely than not that the net deferred tax assets were not fully realizable. Accordingly, the Company established a full valuation allowance against its net deferred tax assets. The Company intends to maintain a full valuation allowance on net deferred tax assets until sufficient positive evidence exists to support reversal of the valuation allowance. During the year ended December 31, 2019 and the nine-month period ended December 31, 2018, the valuation allowance increased by $1.5 million and $0.5 million, respectively.

At December 31, 2019 and 2018, the Company had available Federal and state net operating loss carryforwards (“NOL”s) to reduce future taxable income. For Federal purposes the amounts available were approximately $4.3 million and $1.6 million, respectively. For state purposes approximately $3.1 million and $1.1 was available at December 31, 2019 and 2018, respectively. The Federal carryforwards expire on various dates through 2039 and the state carryforwards expire through 2036. Due to restrictions imposed by Internal Revenue Code Section 382 regarding substantial changes in ownership of companies with loss carryforwards, the utilization of the Company’s NOL may be limited as a result of changes in stock ownership. NOLs incurred subsequent to the latest change in control are not subject to the limitation.

The Company’s operations are based in California and it is subject to Federal and California state income tax. Tax years after 2015 are open to examination by United States and state tax authorities.

The Company adopted the provisions of ASC 740, which requires companies to determine whether it is “more likely than not” that a tax position will be sustained upon examination by the appropriate taxing authorities before any tax benefit can be recorded in the financial statements. ASC 740 also provides guidance on the recognition, measurement, classification and interest and penalties related to uncertain tax positions. As of December 31, 2019 and December 31, 2018, no liability for unrecognized tax benefits was required to be recorded or disclosed.

NOTE 10 – STOCKHOLDERS’ EQUITY

The Company’s authorized capital consists of 125,000,000 shares, of which 100,000,000 shares are designated as shares of common stock, par value $0.001 per share, and 25,000,000 shares are designated as shares of preferred stock, par value $0.001 per share. No shares of preferred stock are currently outstanding. Shares of preferred stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issuance of any shares thereof. The voting powers, designations, preferences, limitations, restrictions, relative, participating, options and other rights, and the qualifications, limitations, or restrictions thereof, of the preferred stock are to be determined by the Board of Directors before the issuance of any shares of preferred stock in such series.

Common stock issued for cash

During the year ended December 31, 2019 and the nine-month period ended December 31, 2018, the Company completed private placements of shares at prices ranging from $.10 to $0.50 per share. A total of $2,926,375 was received, including $2,090,375 in 2019 for shares issued in 2019, $530,000 in 2019 for shares subscribed, and $306,000 in 2018 for shares issued in 2019.

The Company agreed to issue a total 12,011,269 shares in the private placements, of which 6,942,750 shares were issued through December 31, 2019, and 5,068,519 shares are included in shares to be issued on the accompanying financial statements.

NOTE 11 – SHARE-BASED PAYMENTS

Restricted common stock

On May 20, 2019, the Company agreed to issue 8,000,000 shares of the Company’s common stock with vesting terms to a consultant for services (see Note 12). 1,000,000 shares vested immediately, and the balance of 7,000,000 shares will vest 625,000 shares per quarter over 2.8 years. In the event the consultants service with the Company terminates, any or all of the shares of common stock held by such recipient that have not vested as of the date of termination are forfeited to the Company in accordance with such restricted grant agreement.

The total fair value of the 8,000,000 shares was determined to be $4,000,000 based on the price per shares of a contemporaneous private placement of the Company’s common stock on the date granted. The Company accounts for the share awards using a graded vesting attribution method over the requisite service period, as if each tranche were a separate award. During the year ended December 31, 2019, total share-based expense recognized related to vested restricted shares totaled $2,317,868. At December 31, 2019, there was $1,628,132 of unvested compensation related to these awards that will be amortized over a remaining vesting period of 2.3 years.

F-32

The following table summarizes restricted common stock activity for the year ended December 31, 2019:

	Number of shares	Fair value of shares
Non-vested shares, January 1, 2019	-	$-
Granted	8,000,000	4,000,000
Vested	(2,250,000)	(2,317,868)
Forfeited	-	-
Non-vested shares, December 31, 2019	5,750,000	$1,682,132

As of December 31, 2019, no shares have been issued and 2,250,000 vested shares are included in shares to be issued on the accompanying financial statements

Common stock issued for services

During the year ended December 31, 2019, the Company issued 212,505 shares of common stock to a consultant for services rendered. The shares were valued at $106,253 based on the price per share of a contemporaneous private placement of the Company’s common stock on the date granted and included in selling, general, and administrative expense on the accompanying financial statements.

Stock Options

During the year ended December 31, 2019, the Company issued options exercisable into 3,290,000 shares of common stock. 1,800,000 options vested immediately, and the balance of 1,490,000 options vest over various periods up to four years. The options have an exercise price of $0.23 per share, and expire in ten years. Total fair value of these options at grant date was approximately $1,179,000, which was determined using the Black-Scholes-Merton option pricing model with the following average assumption: stock price ranging from $0.23 to $0.38 per share, expected term ranging from five to seven years, volatility ranging from 213% to 218%, dividend rate of 0% and risk-free interest rate of 1.77%. During the year ended December 31, 2019, the Company recognized $711,404 of compensation expense relating to vested stock options. As of December 31, 2019, the amount of unvested compensation related to stock options was approximately $468,000 which will be recorded as an expense in future periods as the options vest.

The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of measurement corresponding with the expected term of the share option award; the expected term represents the weighted-average period of time that share option awards granted are expected to be outstanding giving consideration to vesting schedules and historical participant exercise behavior; the expected volatility is based upon historical volatility of the Company’s common stock; and the expected dividend yield is based on the fact that the Company has not paid dividends in the past and does not expect to pay dividends in the future.

A summary of stock option activity during the year ended December 31, 2019 and the nine-month period ended December 31, 2018 is as follows:

	Number of warrants	Weighted Average Exercise Price	Contractual Life in Years

Options Outstanding and Exercisable as of March 31, 2018	-	$-	-
Granted	-	$-	-
Exercised	-	-	-
Expired	-	-	-
Options Outstanding and Exercisable as of December 31, 2018	-	$-	-
Granted	3,290,000	0.23	6.0
Exercised	-	-	-
Expired	-	-	-
Options Outstanding as of December 31, 2019	3,290,000	0.23	6.0
Options Exercisable as of December 31, 2019	1,800,000	$0.23	5.8

F-33

At December 31, 2019, the aggregate intrinsic value of the stock options was $322,749.

Stock Warrants

In 2018, the Company issued warrants exercisable into 3,000,000 shares of common stock. The warrants were fully vested when issued, have an exercise price of $0.30 per share, and expire in 2022. Total fair value of these warrants at grant date was approximately $377,000, which was determined using the Black-Scholes-Merton option pricing model with the following average assumption: stock price of $0.20 per share, expected term of four years, volatility of 170%, dividend rate of 0% and risk-free interest rate of 1.76%. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of measurement corresponding with the expected term of the share option award; the expected term represents the weighted-average period of time that share option awards granted are expected to be outstanding giving consideration to vesting schedules and historical participant exercise behavior; the expected volatility is based upon historical volatility of the Company’s common stock; and the expected dividend yield is based on the fact that the Company has not paid dividends in the past and does not expect to pay dividends in the future. During the year ended December 31, 2019, there was a cashless exercise of all of the 3,000,000 warrants.

A summary of warrant activity during the year ended December 31, 2019 and the nine-month period ended December 31, 2018 is as follows:

	Number of warrants	Weighted Average Exercise Price	Contractual Life in Years

Warrants Outstanding and Exercisable as of March 31, 2018	-	$-	-
Granted	3,000,000	$0.30	4.00
Exercised	-	-	-
Expired	-	-	-
Warrants Outstanding and Exercisable as of December 31, 2018	3,000,000	$0.30	4.00
Granted	-	-	-
Exercised	(3,000,000)	$0.30	-
Expired	-	-	-
Warrants Outstanding and Exercisable as of December 31, 2019	-	$-	-

NOTE 12 – COMMITMENTS AND CONTINGENCIES

The Company has an agreement with an individual in consideration of the Company’s exclusive use of patented technology developed by the individual. Pursuant to the agreement, as amended, the Company shall pay a royalty of 25% of all the net income from the sale of licensed products, as defined with a minimum royalty of $35,000 per month payable in cash or common stock of the Company. In addition, the Company agreed to issue 8,000,000 shares of the Company’s common stock with vesting terms to the individual (see Note 11). During the year ended December 31, 2019, the Company paid $343,300 to the individual.

NOTE 13 – SUBSEQUENT EVENTS

In February 2020, the Company issued one unsecured convertible promissory note for $153,000, bearing interest at 22% per annum, and maturing in August 2020. The note is convertible at a 39% discount to the price of the Company’s common stock, as defined.

In February 2020, the Company received $30,000 for subscriptions for shares of common stock to be issued in a private placement.

On December 19, 2019, the Company entered into a non-cancelable real property lease agreement for approximately 3096 square feet of office, research, and production space in Burbank, California. The Company took possession of the space in February 2020. The lease term is for 60 months with an option to extend the term for an additional five years thereafter. The lease has with the annual fixed rental payments escalating from $7,500 to $8,441 during the original term. The aggregate total fixed rent is approximately $478,000 and will result in the recognition of an operating lease right-of-use asset of approximately $430,000 and corresponding lease liabilities of approximately the same amount. The Company also paid a security deposit of $16,883.

In March 2020, the World Health Organization declared coronavirus COVID-19 a global pandemic. This contagious disease outbreak, which has continued to spread, and any related adverse public health developments, have adversely affected workforces, customers, economies, and financial markets globally, likely leading to an economic downturn. It has also disrupted the normal operations of many businesses. This outbreak could decrease spending, adversely affect demand for our product and harm our business and results of operations. It is not possible for us to predict the duration or magnitude of the adverse results of the outbreak and its effects on our business or results of operations at this time.

In March 2020, the Company issued approximately 241,000 shares of common stock with a fair value of approximately $28,000 to employees for services.

F-34

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The Registrant estimates that expenses in connection with the distribution described in this Registration Statement will be as shown below. All expenses incurred with respect to the distribution will be paid by the Company.

Expense

Legal fees and expenses:	$15,000
Accounting fees and expenses:	$7,500
Total:	$22,500

Item 14. Indemnification of Directors and Officers

See the Bylaws of the Company as shown on Exhibit 3.2 herein.

Agreements

We intend to modify the compensation agreements with selected officers and directors, pursuant to which we will agree, to the maximum extent permitted by law, to defend, indemnify and hold harmless the officers and directors against any costs, losses, claims, suits, proceedings, damages or liabilities to which our officers and directors become subject to which arise out of or are based upon or relate to our officers and directors engagement by the Company.

Recent Sales of Unregistered Securities

During the year ended December 31, 2019, we have issued the following securities, which were not registered under the Securities Act, some ofwhich were not previously disclosed in the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Common stock issued for cash

During the year ended December 31, 2019 and the nine-month period ended December 31, 2018, the Company completed private placements of shares at prices ranging from $.10 to $0.50 per share. A total of $2,926,375 was received, including $2,090,375 in 2019 for shares issued in 2019, $530,000 in 2019 for shares subscribed, and $306,000 in 2018 for shares issued in 2019.

The Company agreed to issue a total 12,011,269 shares in the private placements, of which 6,942,750 shares were issued through December 31, 2019, and 5,068,519 shares are included in shares to be issued on the accompanying financial statements.

II-1

On May 20, 2019, the Company agreed to issue 8,000,000 shares of the Company’s common stock with vesting terms to a consultant for services (see Note 12). 1,000,000 shares vested immediately, and the balance of 7,000,000 shares will vest 625,000 shares per quarter over 2.8 years. In the event the consultants service with the Company terminates, any or all of the shares of common stock held by such recipient that have not vested as of the date of termination are forfeited to the Company in accordance with such restricted grant agreement.

The total fair value of the 8,000,000 shares was determined to be $4,000,000 based on the price per shares of a contemporaneous private placement of the Company’s common stock on the date granted. The Company accounts for the share awards using a graded vesting attribution method over the requisite service period, as if each tranche were a separate award. During the year ended December 31, 2019, total share-based expense recognized related to vested restricted shares totaled $2,317,868. At December 31, 2019, there was $1,628,132 of unvested compensation related to these awards that will be amortized over a remaining vesting period of 2.3 years.

During the six months ended June 30, 2020, the Company issued 388,889 shares of common stock in a private placement of shares at a price of $0.27 per share for total proceeds of $105.

During the six months ended June 30, 2019, the Company received $625 for subscriptions to purchase 1,250,750 shares of common stock in a private placement of shares at a price of $0.50 per share.

Stock Issued for Services/Compensation:

Common Stock:

During the year ended December 31, 2019, the Company issued 212,505 shares of common stock to a consultant for services rendered. The shares were valued at $106,253 based on the price per share of a contemporaneous private placement of the Company’s common stock on the date granted and included in selling, general, and administrative expense on the accompanying financial statements.

During the six months ended June 30, 2020, the Company issued 451,198 shares of common stock to employees and officers of the Company. The fair value of the shares was determined to be $51 based on the closing price of the Company’s common stock on the dates shares were granted, and recorded as stock compensation in selling, general and administrative expense during the six months ended June 30, 2020.

During the six months ended June 30, 2020, the Company issued 1,250,117 shares of common stock to consultants and convertible note holders for services. The fair value of the shares was determined to be $187 based on the closing price of the Company’s common stock on the dates shares were granted, and recorded as stock compensation in selling, general and administrative expense during the six months ended June 30, 2020.

During the six months ended June 30, 2020, the Company issued 705,000 shares of common stock to convertible note holders for loan fees. The fair value of the shares was determined to be $89 based on the closing price of the Company’s common stock on the dates shares were granted, and was recorded as debt discount to be amortized over the term of the related convertible notes payable. During the six months ended June 30, 2020, amortization of $53 was recoded.

Preferred Stock:

On April 14, 2020, The Company issued 2,500,000 shares of a newly created class of preferred stock, Series A Preferred Stock to the Company’s Chief Executive Officer in a private placement transaction. The fair value of the Series A Preferred shares was determined to be $465 and was recorded as stock compensation in selling, general and administrative expense during the six months ended June 30, 2020. The Company determined the fair value of the Series A Preferred shares by obtaining an independent valuation of the fair value of the Company’s Series A Preferred shares.

Restricted common stock

On May 20, 2019, the Company agreed to issue 8,000,000 shares of the Company’s common stock with vesting terms to a consultant for services. 1,000,000 shares vested immediately, and the balance of 7,000,000 shares will vest 625,000 shares per quarter over 2.8 years. In the event the consultants service with the Company terminates, any or all of the shares of common stock held by such recipient that have not vested as of the date of termination are forfeited to the Company in accordance with such restricted grant agreement.

The total fair value of the 8,000,000 shares was determined to be $4,000 based on the price per shares of a contemporaneous private placement of the Company’s common stock on the date granted. The Company accounts for the share awards using a graded vesting attribution method over the requisite service period, as if each tranche were a separate award. During the six months ended June 30, 2020, total share-based expense recognized related to vested restricted shares totaled $762. At June 30, 2020, there was $1,104 of unvested compensation related to these awards that will be amortized over a remaining vesting period of 1.7 years.

The issuances of the above securities were made in reliance upon exemptions from registration available under Section 4(a)(2) and Rule 144 of the Securities Act, among others, as transactions not involving a public offering. This exemption was claimed on the basis that these transactions did not involve any public offering and the purchasers in each offering were accredited or sophisticated and had sufficient access to the kind of information registration would provide. In each case, appropriate investment representations were obtained and certificates representing the securities were issued with restrictive legends.

II-2

PART III – EXHIBITS

EXHIBIT INDEX

The following documents are filed (or incorporated by reference) as exhibits to this Registration Statement on Form S-1.

Exhibit No.	Description

3.1	Articles of Incorporation of Quanta, Inc. (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 filed with the Commission on March 27, 2017).

3.2	Certificate of Amendment to Articles of Incorporation (Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the Commission on February 5, 2019).

3.3	Bylaws of Quanta, Inc. (Incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1 filed with the Commission on March 27, 2017).

3.4	Certificate of Amendment to Articles of Incorporation and Certificate of Designation for Series A Preferred Stock (incorporated by reference to Exhibit 3.4 to the Current Report on Form 8-K filed with the Commission on April 14, 2020).

5.1*	Opinion of Stout Law Group, P. A.

10.1*	Form of subscription agreement

10.2	Conflict of Interest Agreement (Incorporated by reference to Exhibit 10.1 to the S-1 Registration Statement filed with the Securities and Exchange Commission on March 27, 2017).

10.3	Form of Subscription Agreement dated June 2018 (Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 15, 2018).

10.4	Form of Warrant dated June 2018 (Incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 15, 2018).

10.5	Joint Venture Agreement by and between Quanta, Inc. and 2664431 Ontario Inc. dated as of September 5, 2018 (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on September 25, 2018).

10.6	Exclusive License and Joint Venture Agreement dated March 23, 2017 (Incorporated by reference to Exhibit 10.6 to the Annual Report on Form 10-KT filed with the Securities and Exchange Commission on April 16, 2019).

10.7	Quanta, Inc. 2019 Omnibus Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed with the Commission on June 27, 2019)

10.8	Form of Employment Agreement, dated as of September 4, 2019, by and between Quanta, Inc. and Eric Rice (incorporated by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed with the Commission on September 5, 2019).

10.9	Form, of Employment Agreement, dated as of September 4, 2019, by and between Quanta, Inc. and Jeffrey Doiron (incorporated by reference to Exhibit 10.2 of Registrant’s Current Report on Form 8-K filed with the Commission on September 5, 2019).

III-1

10.10	Form of Employment Agreement, dated as of September 4, 2019, by and between Quanta, Inc. and Blake Gillette (incorporated by reference to Exhibit 10.3 of Registrant’s Current Report on Form 8-K filed with the Commission on September 5, 2019).

10.11	Form of Employment Agreement, dated as of September 4, 2019, by and between Quanta, Inc. and Kirk Westwood (incorporated by reference to Exhibit 10.4 of Registrant’s Current Report on Form 8-K filed with the Commission on September 5, 2019).

10.12	Form of Securities Purchase Agreement, dated as of November 25, 2019, by and between Quanta, Inc. and the Purchasers Signatory Thereto (incorporated by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed with the Commission on November 26, 2019).

10.13	Form of Registration Rights Agreement, dated as of November 25, 2019, by and between Quanta, Inc. and the Purchasers Signatory Thereto (incorporated by reference to Exhibit 10.2 of Registrant’s Current Report on Form 8-K filed with the Commission on November 26, 2019).

10.14	Ten Percent (10%) Convertible Note, dated as of November 25, 2019, issued by Quanta, Inc. in favor of Livingston Asset Management LLC (incorporated by reference to Exhibit 10.3 of Registrant’s Current Report on Form 8-K filed with the Commission on November 26, 2019).

10.15	Equity Purchase Agreement, dated as of April 9, 2020, by and between Quanta, Inc. and Oscaleta Partners LLC (incorporated by reference to Exhibit 10.13 to the Registrant’s Registration Statement on Form S-1 filed with the Commission on April 10, 2020).

10.16	Registration Rights Agreement, dated as of April 9, 2020, by and between Quanta, Inc. and Oscaleta Partners LLC (incorporated by reference to Exhibit 10.14 to the Registrant’s Registration Statement on Form S-1 filed with the Commission on April 10, 2020).

10.17	Promissory Note, dated as of April 9, 2020, issued by Quanta, Inc. in favor of Oscaleta Partners LLC (incorporated by reference to Exhibit 10.15 to the Registrant’s Registration Statement on Form S-1 filed with the Commission on April 10, 2020).

10.18	Form of Securities Purchase Agreement, dated as of April 27, 2020, by and between Quanta, Inc. and the Purchasers Signatory Thereto (incorporated by reference to Exhibit 10.17 of Registrant’s Current Report on Form 8-K filed with the Commission on May 1, 2020).

10.19	Form of Note, dated as of April 27, 2020, by and between Quanta, Inc. and the Holders Thereof (incorporated by reference to Exhibit 10.18 of Registrant’s Current Report on Form 8-K filed with the Commission on May 1, 2020).

10.20	Agreement and Plan of Merger and Reorganization, dated June 6, 2018, among Freight Solution, Inc., Bioanomaly, Inc. and Quanta Acquisition Corp. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K/A filed with the Commission on June 18, 2018).

23.1*	Consent of Weinberg & Company, P.A.

23.2*	Consent of Stout Law Group, P. A. (included in Exhibit 5.1)

* Filed herewith.

III-2

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	i.	To include any prospectus required by Section 10(a) (3) of the Securities Act;

	ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

	iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

III-3

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (Sec. 230-424);

	ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the registrant;

	iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7)	That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

(8)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

III-4

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burbank, State of California, on September 2, 2020.

QUANTA, INC.

By:	/s/ Eric Rice
Eric Rice
Chairman, Chief Executive Officer and Chief Financial Officer

attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Eric Rice	Chairman, Chief Executive Officer and	September 2, 2020
Eric Rice	Chief Financial Officer (principal executive officer and principal financial officer)

/s/ Jeffrey Doiron	President and Chief Operations Officer	September 2, 2020
Jeffrey Doiron

III-5